Exhibit 10.1

$600,000,000

CREDIT AGREEMENT

dated as of

April 17, 2012

among

FIRST AMERICAN FINANCIAL CORPORATION,

The Guarantors Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

U.S. BANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

BANK OF THE WEST,

BMO HARRIS BANK, N.A.,

COMPASS BANK

KEY BANK NATIONAL ASSOCIATION,

and

UNION BANK,

as Documentation Agents

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- ii -

- iii -

SCHEDULES

SCHEDULE 1.01	-	Commitments
SCHEDULE 3.04(a)	-	Statutory Statements
SCHEDULE 3.15	-	Indebtedness
SCHEDULE 3.16	-	Liens
SCHEDULE 3.17	-	Subsidiaries

EXHIBITS

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Pledge Agreement
EXHIBIT C	-	Form of Guarantee Joinder Agreement
EXHIBIT D	-	Form of Section 2.14(e) Certificate

- iv -

CREDIT AGREEMENT dated as of April 17, 2012 among FIRST AMERICAN FINANCIAL CORPORATION, the GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower or any other Loan Party of (a) Equity Interests of any other Person representing more than 50% of the voting power of the Equity Interests of such Person, (b) all or substantially all of the assets of any other Person or (c) all or substantially all of the assets constituting one or more divisions, lines of business or business units of any other Person.

“Additional Negative Covenants” has the meaning assigned to such term in Section 6.14(a).

“Additional Negative Covenants Applicability Period” means any period of time during which the Borrower and its Subsidiaries are subject to the Additional Negative Covenants.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual (other than any Person specified in the preceding sentence) shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month Interest Period (the “Relevant LIBO Rate”) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Relevant LIBO Rate for any day shall be based on the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page thereof, or any successor service, providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Relevant LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Relevant LIBO Rate, respectively.

“Applicable Bank Regulatory Authority” means, for any Bank Subsidiary, the Federal Deposit Insurance Corporation and all other relevant bank or thrift regulatory authorities (including, without limitation, relevant state bank or thrift regulatory authorities) having jurisdiction over such Bank Subsidiary.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Company, the insurance department or similar administrative authority or agency of the State in which such Insurance Company is domiciled.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments made pursuant to the terms hereof.

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“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, respectively, based upon the Debt Rating by Moody’s and S&P, respectively, applicable on such date:

Debt Ratings
Moody’s Debt Rating	S&P Debt Rating	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 Baa2 or higher	Category 1 BBB or higher	1.75%	0.75%	0.25%

Category 2 Baa3	Category 2 BBB-	2.00%	1.00%	0.35%

Category 3 Ba1 or lower	Category 3 BB+ or lower	2.50%	1.50%	0.45%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the Debt Rating for such rating agency shall be deemed to be in the level “Ba1 or lower” in the case of Moody’s or “BB+ or lower” in the case of S&P, as applicable, in the pricing grid above; (ii) if the Debt Rating established or deemed to have been established by Moody’s and S&P shall fall within different rating Categories, the Applicable Rate shall be based on the higher of the two ratings, provided that if one of the two ratings is two or more Categories lower than the other, the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the Debt Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating secured loans, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender as assignor and an assignee (with the consent of each Person whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

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“Bank Subsidiary” means First Security Business Bank, First American Trust and any other Subsidiary of the Borrower which is a federally- or state-chartered thrift, bank or trust company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means First American Financial Corporation, a Delaware corporation.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Eurodollar Loans that have the same Interest Period. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Securities” means preferred securities issued by a Subsidiary of the Borrower organized as a Delaware business trust that are redeemable, at the option of such issuer, ten years or more after the issuance thereof, which securities are guaranteed by the Borrower and the proceeds of which are invested in junior subordinated securities of the Borrower.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing (or having an interest reset period) within one year from the date of acquisition thereof;

(b) direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof, in each case

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maturing (or having an interest reset period) within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least “A-1” or “P-1” (or long-term ratings of at least “Aa3” or “AA-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 1 or VMIG 1 from Moody’s (or the equivalent thereof);

(c) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, the highest commercial paper credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof which are (i) issued by any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof (each a “U.S. bank”) which has a combined capital and surplus and undivided profits of not less than $100,000,000 or (ii) issued by a U.S. bank and which are insured by the Federal Deposit Insurance Corporation for the full amount thereof;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) through (d) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; and

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Practices” means the cash management practices of the Borrower and its Subsidiaries as approved by the board of directors or chief financial officer of the Borrower from time to time, including Compensating Balance Loans.

“Change in Law” the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines. requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Pledge Agreement (or refers to the comparable term in any other Security Document, as applicable).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $600,000,000 as of the Effective Date.

“Commitment Termination Date” means April 17, 2016 (or if such date is not a Business Day, the immediately preceding Business Day).

“Compensating Balance Loans” means loans made by any financial institution (a “lender”) which is, at the time of the making of such loan, a depository of the Borrower or any Subsidiary of the Borrower, to the Borrower or any such Subsidiary in an amount not exceeding the amount of the deposits of the Borrower or any such Subsidiary held by such depository, the

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proceeds of which are invested in Cash Equivalents as agreed between such lender and the Borrower or such Subsidiary, as applicable, provided that (i) the relevant borrower shall have a right of offset against such investment (in the case of certificates of deposit) and (ii) all such loans are not on the balance sheet of the Borrower and its Subsidiaries at the last day of any fiscal quarter.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” has the meaning assigned to such term in Section 6.01(m).

“CoreLogic” means CoreLogic Inc., a Delaware corporation.

“Cumulative Net Income” means, as of any date of determination, the sum of the Consolidated Net Income (if positive) for each fiscal quarter ending during the period commencing on the Effective Date and ending on the last day of the fiscal quarter of the Borrower most recently ended on or prior to such date of determination; provided that if the Effective Date occurs on a day other than the first day of a fiscal quarter of the Borrower, the Consolidated Net Income (if positive) for the fiscal quarter during which the Effective Date occurs shall be pro-rated by multiplying the Consolidated Net Income for such fiscal quarter by a fraction the numerator of which is the number of days from the Effective Date through the last day of such fiscal quarter and the denominator of which is the total number of days of such fiscal quarter.

“Data Tree/Data Trace Entities” means, collectively (without duplication), (a) the Data Tree/Data Trace Parent, (b) each Material Data Tree/Data Trace Subsidiary, whether existing as of the Effective Date or thereafter formed or acquired, (c) each Domestic Subsidiary of the Borrower which acquires (by purchase, merger or otherwise) any part of the business or assets of any Data Tree/Data Trace Entity in a transaction permitted hereunder so long as, after giving effect to such acquisition, such Domestic Subsidiary has annual revenues, determined on a consolidated basis together with its Subsidiaries, of at least $25,000,000 (as of the date of the

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then most recently available audited financial statements of the Borrower) and (d) each Domestic Subsidiary of the Borrower that at any time owns directly or indirectly any of the Equity Interests of the entities referred to in clauses (a), (b) and (c) above; provided that, notwithstanding anything herein to the contrary, FATICO shall not be a Data Tree/Data Trace Entity at any time.

“Data Tree/Data Trace Parent” means First American Data Co., LLC, a Delaware limited liability company.

“Debt Rating” means the “long-term issuer rating” or “long-term counter party credit rating” for the Borrower by Moody’s or S&P, as applicable.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date on which such Loans are required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition” means the sale, transfer, license, sublicense, lease, sublease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the Laws of any jurisdiction within the United States.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Equity Interests, (ii) any warrants or options exercisable in respect of Equity Interests (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Equity Interests issued upon the exercise thereof) or (iii) any other security or instrument representing an Equity Interest (or the right to obtain any equity interest) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that for purposes of Section 2.08(b)(i)(A), Section 6.03(b) and Section 6.05(a)(ii), Equity Issuance with respect to any Subsidiary of the Borrower shall not include any such issuance or sale by such Subsidiary to the Borrower or another Subsidiary or any capital contribution by the Borrower or another Subsidiary to such Subsidiary.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or members’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional Equity Interests of any class or type of such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, unless waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Funding Guarantor” has the meaning assigned to such term in Section 10.08.

“Excess Payment” has the meaning assigned to such term in Section 10.08.

“Excluded Dispositions” means the Dispositions by the Borrower and its Subsidiaries of all or substantially all of the Equity Interests and/or assets of the Subsidiaries identified in the letter delivered pursuant to Section 4.01(j).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income

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by the United States of America, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (d) Taxes attributable to any Lender’s failure or inability to comply with Section 2.14(e) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FATICO” means First American Title Insurance Company, a California corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such Person.

“First American Title & Trust Company” means First American Title & Trust Company, an Oklahoma corporation.

“First American Trust” means First American Trust FSB, a federal stock savings bank.

“First Security Business Bank” means First Security Business Bank, a California corporation.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Funded Debt” means, for any Person, without duplication, (a) all Indebtedness for such Person that should be reflected on a balance sheet of such Person in accordance with GAAP, (b) all Indebtedness of any other Person that should be reflected on a balance sheet of such other Person in accordance with GAAP and that is secured by a Lien on the property of such Person, is supported by a letter of credit issued for account of, or is Guaranteed by, such Person and (c) all Capital Lease Obligations of such Person; provided that Funded Debt shall include (i) the aggregate liquidation preference of all preferred securities that are mandatorily redeemable, exchangeable or convertible into debt at the option of the holder or redeemable at the option of the holder, less than ten years after issue and (ii) the aggregate liquidation preference of all Capital Securities but only that portion of such aggregate liquidation preference that is on the date of determination thereof in excess of 15% of Total Capitalization on such date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Joinder Agreement” means a Guarantee Joinder Agreement substantially in the form of Exhibit C executed and delivered by a Data Tree/Data Trace Entity that, pursuant to Section 5.11(a), is required to become a “Guarantor” for purposes hereof (with such changes to such form as shall be acceptable to the Administrative Agent).

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means (a) each Data Tree/Data Trace Entity that is an original signatory hereof and listed on the signature pages hereof under the caption “GUARANTORS” and (b) each Data Tree/Data Trace Entity that becomes a Guarantor after the Effective Date, in each case so long as such Person shall remain a Data Tree/Data Trace Entity hereunder.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including surplus debentures or notes whether or not characterized as liabilities for purposes of GAAP or SAP and non-perpetual preferred stock requiring redemption or repurchase and any option exercisable in respect thereof to the extent of such redemption or repurchase), (b) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit and letters of guaranty and (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that Indebtedness shall include the aggregate liquidation preference of all Capital Securities but only that portion of such aggregate liquidation preference that is on the date of determination thereof in excess of 15% of Total Capitalization on such date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Insurance Company” means each of FATICO, First American Home Buyers Protection Corporation and any other Subsidiary of the Borrower which is a licensed insurance company.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

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“Interest Period” means (a) for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing; and (b) for any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or (upon request of the Borrower and if agreed to by all the Lenders) such other number of months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page thereof, or any successor service, providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as

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determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any license, certificate of authority, permit, franchise or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of any insurance business.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, the promissory notes (if any) executed and delivered pursuant to Section 2.07(f), each Guarantee Joinder Agreement and the Security Documents.

“Loan Parties” means, collectively, the Borrower, the Guarantors and (without duplication) the Grantors under (and as defined in) the Pledge Agreement.

“Loan Party Subsidiary” means any Subsidiary of the Borrower which is a Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents or (c) the rights and remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Data Tree/Data Trace Subsidiary” means each Domestic Subsidiary of the Data Tree/Data Trace Parent, whether existing as of the Effective Date or thereafter formed or acquired, that has annual revenues, determined on a consolidated basis together with such Person’s Subsidiaries, of at least $25,000,000 (as of the date of the then most recently available audited financial statements of the Borrower). The Material Data Tree/Data Trace Subsidiaries

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as of the Effective Date are First American Data Tree LLC, a Delaware limited liability company, Data Trace Information Services LLC, a Delaware limited liability company, and Smart Title Solutions LLC, a Delaware limited liability company.

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any time, (a) any Loan Party Subsidiary, (b) FATICO and (c) any other Subsidiary having a net book value that equals or exceeds 5% of the Total Stockholders’ Equity (determined as of the last day of the most recently ended fiscal quarter or fiscal year for which financial statements are available).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, the aggregate cash proceeds received in respect of such event, but only as and when received), net of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Borrower) in connection with such event; provided that, for purposes of Section 2.08(b)(i)(A), Section 6.03(b) and Section 6.05(a)(ii), Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Borrower or any of its Subsidiaries.

“Non-Loan Party Subsidiary” means any Subsidiary of the Borrower which is not a Loan Party.

“Obligations” means, collectively, all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent and/or the Lenders arising under the Loan Documents, in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article X), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (g) or (h) of Article VII and including all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the

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partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means (a) Liens imposed by Law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit B between the Grantors (as defined therein) and the Administrative Agent in its capacity as collateral agent, or any other pledge agreement entered into from time to time pursuant to Section 5.12(b).

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“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreement” means the Credit Agreement dated as of April 12, 2010 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for such lenders.

“Pro Rata Share” has the meaning assigned to such term in Section 10.08.

“Quarterly Dates” means the last Business Day of each of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Reinstatement Event” means, at any time, that the Debt Rating is lower than BBB- by S&P and lower than Baa3 by Moody’s.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Event” means, at any time, that (a) the Debt Rating is BBB- or higher by S&P and Baa3 or higher by Moody’s and (b) no Default shall have occurred and be continuing at such time.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as at any date, the aggregate reserves for undetermined title losses of FATICO as at the last day of its fiscal year ending on or most recently ended prior to such date.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief legal officer, general counsel or a Financial Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash or property) with respect to any Equity Interests of any Loan Party, or any payment (whether in cash or property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any such Equity

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Interests or any option, warrant or other right to acquire any such Equity Interests, or on account of any return of capital to any Loan Party or their respective shareholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, issuances by a Loan Party of stock options, restricted stock or other stock-based compensation to officers, directors and employees of the Borrower and its Subsidiaries shall not constitute Restricted Payments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” means any arrangement with any Person whereby the Borrower or any of its Subsidiaries shall sell or otherwise transfer any of its property and thereafter rent or lease such property or similar property for substantially the same use or uses as the property sold or transferred.

“SAP” means, for any Insurance Company, the statutory accounting procedures or practices required by the Applicable Insurance Regulatory Authority applied on a basis consistent with those which, in accordance with Section 1.03(a), are to be used in making the calculations for purposes of determining compliance with certain terms of this Agreement.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Section 2.14(e) Certificate” has the meaning assigned to such term in Section 2.14(e).

“Secured Parties” has the meaning assigned to such term in the Pledge Agreement (or refers to the comparable term in any other Security Document, as applicable).

“Security Documents” means, collectively, the Pledge Agreement, any security or similar agreement entered into pursuant to this Agreement (including Section 5.11) in favor of the Administrative Agent, any joinder, accession or similar agreement entered into in connection therewith, and all Uniform Commercial Code financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person will be able to pay its debts and liabilities as they mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statement” means, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent annual statement required to be filed with the Applicable Insurance Regulatory Authority and, for any fiscal quarter of such Insurance Company, the quarterly statement required to be filed with the Applicable Insurance Regulatory Authority, which annual and quarterly statements shall be prepared in accordance with SAP or GAAP as specified by the Applicable Insurance Regulatory Authority.

“Subordinated Indebtedness” has the meaning assigned to such term in Section 6.01(l).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower. “Wholly Owned Subsidiary” means any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.

“Subsidiary Guarantees” means the Guarantees of the Guarantors under Article X.

“Supplemental Administrative Agent” has the meaning assigned to such term in Article VIII.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom

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stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as at any date, the sum of Total Debt plus Total Stockholders’ Equity.

“Total Debt” means, as at any date, without duplication, the sum of all Funded Debt of the Borrower and its Subsidiaries on a consolidated basis.

“Total Stockholders’ Equity” means, as at any date, the total stockholders’ equity of the Borrower and its Subsidiaries as the same would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP; provided that (i) noncontrolling interests in Subsidiaries (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”) shall be excluded in the calculation of Total Stockholders’ Equity and (ii) the aggregate liquidation preference of Capital Securities shall be included in the calculation of Total Stockholders’ Equity only with respect to that portion of such aggregate liquidation preference up to but not exceeding 15% of Total Capitalization on such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly Owned Subsidiary” has the meaning assigned to such term in the definition of “Subsidiary” in this Section.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

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“shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as from time to time amended, supplemented or otherwise modified, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP or (in the case of certain of the Insurance Companies) SAP, as the case may be, applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements (after the Effective Date) under Section 5.01, shall mean the financial statements as at December 31, 2011 referred to in Section 3.04(a)). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of (in the case of the Borrower and its Subsidiaries on a consolidated basis) GAAP or (in the case of certain of the Insurance Companies) SAP, as the case may be, applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.01 (or, prior to the delivery of the first financial statements (after the Effective Date) under Section 5.01, used in the preparation of the financial statements as at December 31, 2011 referred to in Section 3.04(a)) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01, shall mean the financial statements referred to in Section 3.04(a)).

(b) The Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

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ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $2,500,000 or a larger multiple of $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to $2,500,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than

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1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or, in the case of ABR Borrowing, 2:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds

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Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections.

(a) Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

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If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06. Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $3,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Commitments.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date.

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(b) Manner of Payment. Prior to any repayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection (i) in the case of repayment of any Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of repayment (which shall be a Business Day) and (ii) in the case of repayment of any ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of repayment (which shall be a Business Day); provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (c) of this Section.

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(b) Mandatory Commitment Reductions and Prepayments. (i) If at any time the Debt Rating is lower than BBB- by S&P (or, subject to Section 6.14(c), there is no Debt Rating by S&P) and the Debt Rating is lower than Baa3 by Moody’s (or, subject to Section 6.14(c), there is no Debt Rating by Moody’s), the Commitments will be permanently reduced (and the Borrower will prepay the Loans to the extent provided below) as follows:

(A) upon receipt by any Loan Party of the Net Proceeds of any Equity Issuance by such Loan Party after the Effective Date, an amount equal to 50% of such Net Proceeds shall be applied toward the reduction of the Commitments and/or the prepayment of the Loans as set forth in Section 2.08(b)(ii); and

(B) upon receipt by any Loan Party of the Net Proceeds of any Indebtedness permitted to be issued or incurred by such Loan Party under Sections 6.01(k), 6.01(l), 6.01(m) and 6.01(t)(i) after the Effective Date, an amount equal to 50% of such Net Proceeds shall be applied toward the reduction of the Commitments and/or the prepayment of the Loans as set forth in Section 2.08(b)(ii).

(ii) Each amount required to be applied pursuant to this Section 2.08(b) shall be applied ratably to the permanent reduction of Commitments on the date of receipt of the Net Proceeds of the relevant transaction (and on or prior to each such reduction the Borrower shall notify the Administrative Agent of the relevant transaction resulting in such reduction under this Section 2.08(b) and the amount of such reduction). After giving effect to such reduction, to the extent the total Revolving Credit Exposure exceeds the total Commitments (as so reduced), the Borrower shall promptly provide the relevant prepayment notice(s) required by paragraph (c) of this Section and prepay Loans to the extent of such excess in accordance with such notice as follows: (x) first, ABR Borrowings then outstanding to the extent of such excess shall be prepaid, in each case, not later than the Business Day immediately following the date of such reduction; and (y) next, to the extent any portion of such excess shall remain outstanding, Eurodollar Borrowings then outstanding shall be prepaid on a Business Day not later than the earlier of (A) the date which is 30 days after the date of receipt of the relevant Net Proceeds and (B) the last day of the next ending Interest Period in respect of such Eurodollar Borrowings; provided that, notwithstanding anything herein to the contrary, the reductions of the Commitments pursuant to this Section 2.08(b) shall only be required to the extent necessary to reduce the total Commitments to $300,000,000 (and, so long as the total Commitments are less than or equal to $300,000,000 at any time (after giving effect to any reduction of Commitments), no further reduction of Commitments shall be required under this Section 2.08(b)).

(c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of any Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment (which shall be a Business Day) or (ii) in the case of prepayment of any ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment (which shall be a Business Day). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then

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such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial optional prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, and each partial mandatory prepayment shall be in the amount required by Section 2.08(b)(ii). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

SECTION 2.09. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates or the Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Commitment terminates and the Commitment Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

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(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest . If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or

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(iii) subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to

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the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Loan Parties. In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e) Withholding Exemption Certificate. Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate. In furtherance, but not in limitation, of the immediately preceding sentence, the Administrative Agent on the Effective Date, each Lender upon becoming a Lender, and each Person to which any Lender grants a participation (or otherwise transfers its interest in this Agreement) agree that they will deliver to Administrative Agent and the Borrower either (a) if such Lender or Person is a United States person (as such term is defined in Section 7701(a)(30) of the Code), an executed copy of a United States Internal Revenue Service Form W-9, or (b) if such Lender or Person is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY or successor applicable form, as the case may be (certifying therein an entitlement to an exemption from or reduction in, United States withholding taxes) or (ii) if such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” within the meaning of 881(c)(3)(C) of the Code, and cannot deliver Internal Revenue Service Form W-8ECI, W-8IMY or Form W-8BEN (with respect to an exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 2.14(e) Certificate”) and (y) two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8IMY (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender which delivers to the Borrower and Administrative Agent a Form W-9, W-8BEN, W-8ECI, W-8EXP or W-8IMY and a Section 2.14(e) Certificate, as the case may be, pursuant to the preceding sentence further undertakes to deliver to the Borrower and Administrative Agent further copies of the Form W-9, W-8BEN, W-8ECI, W-8EXP or W-8IMY, or successor applicable forms, or other manner of certification or procedure, and a Section 2.14(e) Certificate, as the case may be, on or before the date that any such form or certificate expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent forms previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form W-9, W-8BEN or W-8ECI, W-8EXP or W-8IMY and a Section 2.14(e) Certificate, as the case may be, that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or at a reduced rate, unless in any such cases any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms or certificates inapplicable or which would prevent a Lender from duly completing and delivering any such form or certificate with respect to it and such Lender advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or at a reduced rate.

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(f) FATCA. If any payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.04 or paid by the Borrower to the Administrative

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Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders pro rata in accordance with their respective Commitments; (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iii) each payment of interest on Loans, and each payment of commitment fees under Section 2.09, by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of such Loans or commitment fees, as applicable, then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(e) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has refused to consent to any amendment or waiver hereunder that requires the consent of all of the Lenders and such amendment or waiver has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that

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shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignee shall have been approved by the Administrative Agent (which approval shall not unreasonably be withheld), (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: (a) commitment fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and (b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender. In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans then outstanding of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and

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constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate in any material respect any Requirement of Law applicable to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any Contractual Obligation binding upon the Borrower or any of its Material Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Statements; No Material Adverse Change.

(a) GAAP Statements. The Borrower has heretofore furnished to the Lenders the consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2010 and December 31, 2011, each reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Statutory Statements. The Borrower has heretofore furnished to the Lenders the Statutory Statements for FATICO as of December 31, 2010 and December 31, 2011 and such Statutory Statements were prepared in accordance with SAP consistently applied through the applicable periods covered thereby, except as expressly noted therein or as disclosed in Schedule 3.04(b).

(c) No Material Adverse Change. Since December 31, 2011, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

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(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Laws (including any Environmental Laws) and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.09. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Insurance Licenses. Each Insurance Company has obtained and maintains in full force and effect all Licenses from all Governmental Authorities necessary to operate in all jurisdictions in which such Insurance Company operates, in each case other than such Licenses the failure of which to obtain or maintain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No License, the loss of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, is the subject of a proceeding for suspension or revocation which is reasonably likely to result in a suspension or revocation. To the Borrower’s knowledge, there is no sustainable basis for any suspension or revocation of any License, and no such suspension or revocation has been threatened by any Governmental Authority, the loss of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.11. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns and reports required to have been filed and have paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Subject to Schedule 3.04(b), none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14. Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. After applying the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis which are subject to any limitation on sale, pledge or other disposition or similar restrictions hereunder will consist of Margin Stock.

SECTION 3.15. Indebtedness. Schedule 3.15 is a list of all Indebtedness of the Borrower and its Subsidiaries as of the Effective Date (excluding (i) Indebtedness under the Loan Documents and (ii) Indebtedness of the Borrower and such Persons in an aggregate principal or face amount not exceeding $25,000,000).

SECTION 3.16. Liens. Schedule 3.16 is a list of all Liens securing Indebtedness of the Borrower and its Subsidiaries as of the Effective Date (excluding (i) Liens under the Loan Documents and (ii) Liens securing Indebtedness of the Borrower and such Persons in an aggregate principal or face amount not exceeding $25,000,000).

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SECTION 3.17. Subsidiaries. Schedule 3.17 sets forth a complete and correct list of all Subsidiaries of the Borrower as of the Effective Date and the jurisdiction of organization of each such Subsidiary. As of the Effective Date, except for the Liens created by the Loan Documents and Liens permitted under Section 6.02(b), the Borrower will own, free and clear of Liens, all outstanding Equity Interests of each such Subsidiary set forth in Schedule 3.17 (and each such Subsidiary will own, free and clear of Liens, all outstanding Equity Interests of its Subsidiaries) and all such Equity Interests of each Subsidiary organized as a corporation are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.17, as of the Effective Date, (i) there will be no outstanding Equity Rights with respect to any Subsidiary and (ii) there will be no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Equity Interests of the Borrower or any of its Subsidiaries nor will there be any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

SECTION 3.18. Solvency. As of the Effective Date (after giving effect to the Loans (if any) made on such date), the Borrower will, and the Borrower and its Subsidiaries on a consolidated basis will be, Solvent.

SECTION 3.19. Security Documents. Subject to Section 5.12(b), each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof and, in the case of the Pledged Equity described (and as defined) in the respective Security Documents, when certificates representing such Pledged Equity are delivered to the Administrative Agent, such security interests will constitute perfected Liens on such Collateral securing the Obligations (as defined in the respective Security Documents), in each case subject to no other Liens other than the Liens permitted by Section 6.02.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent):

(a) Executed Counterparts of this Agreement. The Administrative Agent shall have received from each of the Borrower, the Guarantors, the Lenders and the Administrative Agent a counterpart of this Agreement signed on behalf of such party (or written evidence satisfactory to the Administrative Agent, which may include telecopy transmission of a signed signature page to this Agreement, that such party has signed a counterpart of this Agreement).

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(b) Pledge Agreement. The Pledge Agreement shall be duly executed and delivered by each Loan Party party thereto and the Administrative Agent, and the Loan Parties party thereto shall have delivered to the Administrative Agent (i) the certificates, if any, representing the Pledged Equity (as defined in the Pledge Agreement) accompanied by undated stock powers executed in blank, and (ii) each document or instrument (including UCC-1 financing statements) required thereby or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, subject to no other Liens. The Administrative Agent shall have received the results of recent lien searches with respect to the Loan Parties in the appropriate jurisdictions satisfactory to the Administrative Agent, and such searches shall reveal no Liens on any of the assets of the Loan Parties (other than Liens permitted by Section 6.02) or Liens to be discharged on or prior to the Effective Date.

(c) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(d) Opinion of Counsel to Loan Parties. The Administrative Agent shall have received one or more favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of White & Case LLP, counsel to the Loan Parties, and/or the general counsel of the Borrower, in form and substance satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(e) Opinion of Special New York Counsel to Administrative Agent. The Administrative Agent shall have received an opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB as Administrative Agent, in form and substance satisfactory to the Administrative Agent (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(f) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in this Section and in the lettered clauses of the first sentence of Section 4.02.

(g) Fees and Expenses. The Borrower shall have paid to the Administrative Agent on the Effective Date for the account of the respective person or persons entitled

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thereto all such fees and expenses as it shall have agreed in writing to pay to the Joint Lead Arrangers referred to on the cover page of this Agreement, the Administrative Agent and the Lenders in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents (to the extent that statements for such fees and expenses have been delivered to the Borrower).

(h) Prior Credit Agreement. The Administrative Agent shall have received evidence that, as of the Effective Date, all amounts accrued or owing under the Prior Credit Agreement shall have been paid in full and the commitments of such lenders shall have been terminated (and, by its execution of this Agreement, each Lender party hereto that is party to the Prior Credit Agreement hereby waives any prior notice requirement with respect to any prepayment of loans and/or termination of commitments thereunder contemplated by this clause (h), which payment and termination will be effective as of the Effective Date).

(i) Ratings. The Borrower shall have in effect a Debt Rating from each of S&P and Moody’s and shall have furnished evidence thereof to the Administrative Agent.

(j) Excluded Dispositions. The Borrower shall have delivered to the Administrative Agent and the Lenders a letter in form satisfactory to the Administrative Agent confirming the names of the relevant Subsidiaries for purposes of the definition of “Excluded Dispositions”.

(k) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 30, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions (in addition to the satisfaction of the conditions under Section 4.01 in the case of the initial Borrowing hereunder):

(a) the representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (or, in the case of such representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specified date, as of such specified date); and

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(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, if earlier, in the case of the financial statements referred to in clause (i) below, within five Business Days after the Borrower shall have filed such financial statements with the SEC), (i) the audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, in each case as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the unaudited balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower on a stand-alone basis, in each case, as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a stand-alone basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, within five Business Days after the Borrower shall have filed such financial statements referred to in clause (i) below with the SEC), (i) the unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and (ii) the unaudited balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower on a stand-alone basis, in each case, as of the end

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of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, in each case certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis or the Borrower on a stand-alone basis, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) identifying any change in the Data Tree/Data Trace Entities as of the end of the relevant fiscal year or fiscal year, as applicable, from those Data Tree/Data Trace Entities that are identified on the signature pages hereof or in the most recent certificate delivered under this clause (c) and (iv) in the case of each such certificate relating to financial statements delivered under such clause (a) only, (i) identifying any change in the Subsidiaries that are Material Subsidiaries as of the end of the relevant fiscal year (other than the Loan Parties and FATICO) from those Material Subsidiaries that have been identified as such in Schedule 3.17 or in the most recent such certificate delivered under this clause (c) and (ii) only so long as the Collateral shall be required to be in effect pursuant to Section 5.11, setting forth an annual summary description of the Collateral, together with an annual unaudited schedule of members’ equity (or equivalent) and EBITDA of the Data Tree/Data Trace Parent and its Subsidiaries on a consolidated basis, in each case, as of the end of and for the relevant fiscal year;

(d) within 50 days after the end of each of the first three quarterly fiscal periods of each fiscal year of FATICO, Statutory Statements of FATICO prepared in accordance with SAP for such fiscal period, accompanied by a certificate of a Financial Officer of FATICO which certificate shall state that such financial statements present the financial condition of FATICO in accordance with SAP;

(e) within 90 days after the end of each fiscal year of FATICO, the annual Statutory Statement of FATICO prepared in accordance with SAP for such fiscal year and as filed with the Applicable Insurance Regulatory Authority, accompanied by (i) a certificate of a Financial Officer of FATICO stating that said Statutory Statement presents the financial condition of FATICO in accordance with SAP, (ii) a certificate of a Financial Officer of FATICO, affirming the adequacy of Reserves of FATICO as at the end of such fiscal year and (iii) upon request of the Administrative Agent (but not more than once per year), a report by Milliman & Robertson, Inc., or such other actuarial firm of nationally recognized professional standing, affirming the adequacy of Reserves of FATICO as at the end of any fiscal year (which report(s), if requested, shall be provided at the Borrower’s expense);

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(f) upon request of any Lender, a copy of any final financial examination report (including, without limitation, any report in respect of any tri-annual examination conducted by any Applicable Insurance Regulatory Authority) or market conduct examination report issued by or prepared for any Governmental Authority (including any Applicable Insurance Regulatory Authority) with respect to any Insurance Company that is a Material Subsidiary; and, upon request of any Lender, to the extent disclosure to the Lenders is permitted by Law, a copy of any financial examination report issued by or prepared for any Governmental Authority (including any Applicable Bank Regulatory Authority) with respect to the Borrower, First American Trust, First Security Business Bank and each other Bank Subsidiary that is a Material Subsidiary;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that if any such report, statement or other materials is electronically filed by the Borrower or any of its Subsidiaries with the SEC and is publicly available through the internet or other electronic means, the Borrower will notify the Administrative Agent and the Lenders promptly following such filing and, only upon the request of any Lender, furnish a copy of such report, statement or other materials to such Lender; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(d) the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

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(e) immediately, notice of actual (or threatened action that could reasonably be expected to lead to the) suspension, termination or revocation of any License of any Insurance Company that is a Material Subsidiary by any Governmental Authority (including any Applicable Insurance Regulatory Authority), including any notice by any Governmental Authority of the commencement of any proceeding, hearing or administrative action to suspend, terminate or revoke any such License as a result of the failure by any such Insurance Company to take or refrain from taking, any action which could reasonably be expected to materially adversely affect the authority of such Insurance Company to conduct its business after notice thereof by such Governmental Authority (including any such Applicable Insurance Regulatory Authority);

(f) promptly after the Borrower knows or has reason to believe that any insurance, banking or other regulator having jurisdiction over the Borrower or any of its Material Subsidiaries has commenced any proceeding, issued any order, given notice of a formal hearing, sought relief from any court or taken any similar action with respect to the Borrower or any such Subsidiary that seeks to, or would, result in the revocation of any license or authorization of the Borrower or any such Subsidiary or materially restrict the ability of the Borrower or any such Subsidiary to do business in any jurisdiction, a notice describing in reasonable detail such proceeding, order, hearing or similar action;

(g) any announcement by S&P or Moody’s of any change in the Debt Rating established or deemed established by such rating agency;

(h) any event or circumstance that would cause the Additional Negative Covenants to become applicable or be suspended at any time pursuant to Section 6.14;

(i) any Reinstatement Event;

(j) the formation or acquisition of any Subsidiary that is a Data Tree/Data Trace Entity or the occurrence of any transaction, event or circumstance that causes any Subsidiary to become a Data Tree/Data Trace Entity;

(k) receipt by the Borrower or any of its Material Subsidiaries of written notice from any Applicable Bank Regulatory Authority, any Applicable Insurance Regulatory Authority or any other Governmental Authority requiring that the Borrower or any of its Material Subsidiaries make a capital contribution to any Subsidiary in an aggregate amount exceeding $300,000,000; and

(l) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or SAP, as applicable, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account, in which entries that are full, true, correct and in conformity with GAAP or SAP, as applicable, consistently applied shall be made of all dealings and transactions in relation to its business and activities.

SECTION 5.07. Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, only two such visits shall be permitted during any twelve month period. The Borrower shall pay the reasonable costs of any such visit or inspection if a Default exists at the time thereof or is discovered as a result thereof (but shall have no responsibility therefor under any other circumstance).

SECTION 5.08. Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

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SECTION 5.10. Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries (including to refinance as of the Effective Date any amounts outstanding or accrued under the Prior Credit Agreement) not in contravention of any Law or of any Loan Document.

SECTION 5.11. Guarantees; Release and Reinstatement. (a) Subject to paragraph (b) of this Section, the Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Data Tree/Data Trace Entity is a “Guarantor” hereunder. Without limiting the generality of the foregoing, if at any time after the Effective Date the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that shall be a Data Tree/Data Trace Entity, or any existing Subsidiary shall become a Data Tree/Data Trace Entity, then, within 30 days after such formation, acquisition or other event, as applicable, the Borrower and its Subsidiaries will cause such Subsidiary to become a “Guarantor” hereunder pursuant to a Guarantee Joinder Agreement and to deliver such proof of corporate action, incumbency of officers, opinions of counsel (which may be internal counsel) and other documents as are consistent with those delivered by the Loan Parties pursuant to Section 4.01 on the Effective Date as the Administrative Agent shall reasonably request. Upon execution and delivery of such Guarantee Joinder Agreement, each such Person shall automatically become a Guarantor for purposes hereof and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents.

(b) Notwithstanding anything herein to the contrary, upon (i) the occurrence of a Release Event and (ii) notice thereof by the Borrower to the Administrative Agent (which notice shall contain a certification by a Responsible Officer as to the occurrence of such Release Event), the Subsidiary Guarantees shall automatically be released and terminated and the Guarantors shall cease to be parties hereto (and shall no longer be obligated hereunder in respect of the Subsidiary Guarantees or otherwise hereunder or under any other Loan Document to which it is a party). If at any time that the Subsidiary Guarantees shall not be in effect hereunder a Reinstatement Event shall occur, the Borrower shall promptly cause each Data Tree/Data Trace Entity to comply with the requirements of Section 5.11(a) (including entering into a Guarantee Joinder Agreement and delivering such other documentation required by Section 5.11(a), in each case, in form and substance reasonably satisfactory to the Administrative Agent).

SECTION 5.12. Pledges; Release and Reinstatement. (a) Subject to paragraph (b) of this Section, the Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that (i) 50% of the Equity Interests of the Data Tree/Data Trace Entities and (ii) 9% of the Equity Interests of FATICO are Collateral under the Pledge Agreement and the direct holders of such Equity Interests are “Grantors” under the Pledge Agreement. Without limiting any other provision of the Loan Documents, the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the execution and delivery of a joinder, accession or similar agreement by any such Subsidiary which owns any such Equity Interests of a Data Tree/Data Trace Entity pursuant to which such Subsidiary shall become a “Grantor” party to the Pledge Agreement pursuant to the terms thereof, and the delivery to the Administrative Agent of such proof of corporate action, incumbency of officers, opinions of counsel (which may be internal counsel), other documents with respect to such

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Subsidiary as are consistent with those delivered by the Loan Parties pursuant to Section 4.01 on the Effective Date as the Administrative Agent shall reasonably request), and the delivery of certificates (if any) in respect of such Equity Interests (and related stock or similar powers)), the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable, which may be required by applicable Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure validity, perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties.

(b) Notwithstanding anything herein to the contrary, upon (i) the occurrence of a Release Event and (ii) notice thereof by the Borrower to the Administrative Agent (which notice shall contain a certification by a Responsible Officer as to the occurrence of such Release Event), the Collateral shall automatically be released and the Pledge Agreement shall terminate and the Grantors (as defined in the Pledge Agreement) shall cease to be parties thereto (and shall no longer be obligated thereunder). If at any time that the Collateral shall not be in effect hereunder a Reinstatement Event shall occur, the Borrower will, and will cause its Subsidiaries to, promptly comply with the requirements of Section 5.12(a) (including entering into a new pledge agreement in favor of the Administrative Agent, substantially similar to the Pledge Agreement entered into as of the Effective Date with such changes thereto as may be mutually agreed upon between the Administrative Agent and the Borrower) and delivering such other documentation required by Section 5.12(a), in each case, in form and substance reasonably satisfactory to the Administrative Agent).

(c) In connection with any termination or release pursuant to Section 5.12(b), the Administrative Agent shall promptly execute and deliver to any Grantor (as defined in the Pledge Agreement), at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and take all other actions reasonably requested by any Grantor, at such Grantor’s expense, in connection with such release, including delivery of any stock certificates or stock powers held by the Administrative Agent, in accordance with the terms of the Pledge Agreement.

SECTION 5.13. Maintenance of Ratings. The Borrower will maintain at all times a Debt Rating from each of S&P and Moody’s (other than the failure to do so by reason of the circumstances referred to in the last sentence of the definition of “Applicable Rate” or in Section 6.14(c)).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred under the Loan Documents;

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(b) Indebtedness existing on the Effective Date (other than under the Loan Documents) and (only to the extent required to be disclosed therein pursuant to Section 3.15) set forth in Schedule 3.15;

(c) Indebtedness in connection with Cash Management Practices;

(d) Indebtedness of the Borrower to any Subsidiary or any Subsidiary to another Subsidiary or the Borrower comprising intercompany settlements in respect of ordinary course payables;

(e) Indebtedness of FATICO to the Borrower representing intercompany loans made by the Borrower from net proceeds received by the Borrower from its Equity Issuances (to the extent not required to be applied pursuant to Section 2.08(b));

(f) Indebtedness of the Insurance Companies in respect of letters of credit (or similar instruments) and Guarantees issued in the ordinary course of business, so long as the aggregate amount of all such Indebtedness does not exceed $50,000,000 at any one time outstanding;

(g) Indebtedness of Subsidiaries in respect of letters of credit (or similar instruments) and guarantees issued in connection with settlement or administration of claims made against any of its Subsidiaries under insurance policies of the type usually carried by corporations engaged in businesses or activities that are the same as or similar to those of the Borrower and its Subsidiaries;

(h) Indebtedness of Bank Subsidiaries incurred from a Federal Reserve Bank or Federal Home Loan Bank or other financial institution;

(i) Indebtedness of any Subsidiary secured by a Lien upon real property and/or related fixtures and personal property including insurance and condemnation proceeds, if any, and assignment of leases and rents, with respect thereto, provided that (i) the holder of such Indebtedness has recourse only to such real property (and/or such fixtures and other property) or (ii) if any such Indebtedness shall not comply with subclause (i) above, the aggregate principal amount of all such Indebtedness permitted under this clause (i), together with the aggregate principal amount of all Indebtedness of Subsidiaries secured by a Lien upon real property and/or related fixtures and personal property including insurance and condemnation proceeds, if any, and assignment of leases and rents, with respect thereto that is existing on the Effective Date, shall not exceed $100,000,000 at any one time outstanding (and such Indebtedness may be guaranteed by the Borrower);

(j) obligations under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 6.06;

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(k) any Indebtedness incurred by the Borrower in the form of secured or unsecured senior notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal (including prepayments, redemptions or sinking fund or like payments) prior to the date that is 91 days after the Commitment Termination Date at the time such Indebtedness is incurred (other than customary prepayment or redemption requirements as a result of asset sales or change of control provisions (provided that any such prepayment or redemption (or offer to prepay or redeem) may be made only to the extent permitted under Section 6.13)); (ii) the other terms and conditions of such Indebtedness (other than interest rate and redemption premium) shall not be more restrictive on the Borrower and its Subsidiaries than the terms and conditions contained in the Loan Documents; (iii) such Indebtedness is not contractually subordinated to any other Indebtedness; (iv) such Indebtedness is not guaranteed by any Person other than the Guarantors; (v) such Indebtedness shall be permitted to be secured hereunder (x) at the time of incurrence of such Indebtedness only if the Obligations hereunder shall be secured pursuant to the Pledge Agreement at such time or (y) otherwise, if such Indebtedness shall provide that such Indebtedness shall be required to become secured at such later time as the Obligations hereunder shall become so secured, only at such later time, in which case, to the extent such Indebtedness shall become secured, (A) such Indebtedness shall be designated as a “Secured Obligation” pursuant to the Pledge Agreement and shall be secured by the Liens thereunder on the Collateral on a pari passu basis with the Obligations in accordance with the terms thereof and shall not be secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries other than the Collateral (and the Administrative Agent is hereby authorized without further consent of the Lenders to enter into such amendments to the Pledge Agreement, and/or to take such other action (including entering into and/or acknowledging such other agreements with respect to such Indebtedness) as it deems appropriate in connection therewith, in order to give effect to the purposes of this clause (i)) and (B) such Indebtedness shall remain secured only so long as the Obligations shall are so secured; (vi) no Default has occurred and is continuing at the time of incurrence of such Indebtedness or would result therefrom; and (vii) the Net Proceeds of such Indebtedness shall be applied in accordance with Section 2.08(b) to the extent required by the terms thereof;

(l) unsecured subordinated Indebtedness of the Borrower (“Subordinated Indebtedness”); provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal (including prepayments, redemptions or sinking fund or like payments) prior to the date that is 91 days after the Commitment Termination Date at the time such Indebtedness is incurred (other than customary prepayment or redemption requirements as a result of asset sales or change of control provisions (provided that any such prepayment or redemption (or offer to prepay or redeem) may be made only to the extent permitted under Section 6.13)); (ii) the other terms and conditions of such Indebtedness (other than interest rate and redemption premium) shall not be more restrictive on the Borrower and its Subsidiaries than the terms and conditions contained in the Loan Documents, and the subordination terms applicable thereto shall be not less favorable to the Lenders than subordination provisions found in subordinated debt of a similar type issued by similar issuers under Rule 144A or in a public offering, provided that such subordination terms shall define “senior indebtedness” to include the

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Obligations; (iii) such Indebtedness is not guaranteed by any Person other than the Guarantors; (iv) no Default has occurred and is continuing at the time of incurrence of such Subordinated Indebtedness or would result therefrom; and (v) the Net Proceeds of such Subordinated Indebtedness shall be applied in accordance with Section 2.08(b) to the extent required by the terms thereof;

(m) unsecured convertible Indebtedness of the Borrower (“Convertible Indebtedness”); provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal (including prepayments, redemptions or sinking fund or like payments) prior to the date that is 91 days after the Commitment Termination Date at the time such Indebtedness is incurred; provided that the repayment of the principal amount upon the conversion or mandatory prepayment of any such Indebtedness may be made on or prior to such maturity date if such payment shall be made solely in additional unsecured debt securities of the Borrower to the extent permitted to be incurred under Section 6.01(k) or Section 6.01(l); (ii) the other terms and conditions of such Indebtedness (other than interest rate and redemption premium) shall not be more restrictive on the Borrower and its Subsidiaries than the terms and conditions contained in the Loan Documents, and, if such Convertible Indebtedness is subordinated debt, the subordination terms applicable thereto shall be not less favorable to the Lenders than subordination provisions found in subordinated debt of a similar type issued by similar issuers under Rule 144A or in a public offering; provided that such subordination terms shall define “senior indebtedness” to include the Obligations; (iii) such Indebtedness is not guaranteed by any Person; (iv) no Default has occurred and is continuing at the time of incurrence of such Convertible Indebtedness or would result therefrom; and (v) the Net Proceeds of such Convertible Indebtedness shall be applied in accordance with Section 2.08(b) to the extent required by the terms thereof; provided, further, that (I) any conversion of Convertible Indebtedness by a holder thereof into shares of Equity Interests, (II) the rights of holders of such Indebtedness to convert into shares of Equity Interests and (III) the rights of holders of Convertible Indebtedness to require any repurchase by the Borrower upon a fundamental change of such Indebtedness in cash, shall not constitute a scheduled repayment, mandatory redemption or sinking fund obligation;

(n) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(o) Indebtedness incurred in an Acquisition or Disposition permitted hereunder constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(p) Indebtedness incurred in the ordinary course of business in connection with “1031 exchange” transactions under Section 1031 of the Code (or regulations promulgated thereunder, including Revenue Procedure 2000-37) that is limited in recourse to the properties (real or personal) which are the subject of such “1031 exchange” transactions or the proceeds thereof;

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(q) Indebtedness consisting of (i) the financing of insurance premiums by the Borrower or any Subsidiary; (ii) take-or-pay obligations of the Borrower or any Subsidiary contained in supply arrangements; and/or (iii) obligations in respect of bid, performance, stay, customs, appeal and surety bonds, closing protection letters and performance and completion guarantees provided by the Borrower or any Subsidiary, in each case, in the ordinary course of business;

(r) Indebtedness and other obligations of the Borrower in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes, including in connection with hedge transactions, warrant transactions and capped call transactions in respect of Convertible Indebtedness (which Indebtedness and other obligations may be guaranteed by the Guarantors, but not any other Person);

(s) Indebtedness of the Borrower owing to any Subsidiary or Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary; provided that (i) a Non-Loan Party Subsidiary shall have Indebtedness owing to any Loan Party only to the extent permitted under the first sentence of Section 6.03(b); (ii) any Indebtedness of any Loan Party owing to any Non-Loan Party Subsidiary shall be made pursuant to an intercompany note in form and substance satisfactory to the Administrative Agent and shall be subordinated in right of payment from and after such time as the Loans shall become due and payable hereunder (whether at maturity, acceleration or otherwise) to the indefeasible payment in full in cash of the Obligations; and (iii) such Indebtedness may be secured to the extent permitted under Section 6.02(i);

(t) additional Indebtedness of (i) Subsidiaries and (ii) any Person that becomes a Subsidiary after the Effective Date, in each case owing to any Person (other than the Borrower or any other Subsidiary), not exceeding at any time outstanding an aggregate amount equal to 15% of Total Stockholders’ Equity (as determined as of the most recently ended fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable); provided that, at the time of the incurrence thereof, (i) no Default has occurred and is continuing or would result therefrom and (ii) the Net Proceeds of any such Indebtedness of any Loan Party shall be applied in accordance with Section 2.08(b) to the extent required by the terms thereof; and

(u) any extensions, renewals or refinancings of the foregoing (but only to the extent the Indebtedness being incurred to effect any such renewal or refinancing (including the amount of such Indebtedness in excess of the Indebtedness being refinanced) shall be permitted under this Section).

SECTION 6.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Loan Documents;

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(b) Liens existing on the Effective Date and (only to the extent required to be disclosed therein pursuant to Section 3.16) set forth in Schedule 3.16;

(c) Permitted Encumbrances;

(d) Liens upon property of any Person which becomes a Subsidiary of the Borrower after the Effective Date, provided that such Liens are in existence at the time such Person becomes a Subsidiary of the Borrower and were not created in anticipation thereof;

(e) Liens upon tangible personal property used primarily in the ordinary course of business of the Borrower and its Subsidiaries acquired after the Effective Date;

(f) Liens upon real property and/or related fixtures and personal property including insurance and condemnation proceeds, if any, and assignment of leases and rents, with respect thereto securing Indebtedness permitted by Section 6.01(i);

(g) Liens upon the property of First Security Business Bank, First American Trust and First American Title & Trust Company which are created in the ordinary course of their respective financial services businesses as such businesses are conducted as of the Effective Date;

(h) Liens securing Indebtedness permitted by Section 6.01(p) to the extent specified herein;

(i) Liens upon property of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary that is the direct or indirect parent entity of such Subsidiary or Liens upon property of the Borrower securing Indebtedness of the Borrower owing to a Subsidiary, in either case to the extent such Indebtedness is permitted by Section 6.01(s);

(j) Liens upon property of the Borrower or any of its Subsidiaries securing Cash Management Practices; provided that no such Lien shall extend to or cover any property other than the securities and/or other investments invested in as part of such practices;

(k) Liens under Sale/Leaseback Transactions and Synthetic Leases permitted by Section 6.06; provided that no such Lien shall extend to or cover any property other than the property subject to such Sale/Leaseback Transactions and/or Synthetic Leases;

(l) Liens on the Collateral securing Indebtedness permitted by (and subject to the terms of) Section 6.01(k);

(m) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary thereof or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

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(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired as part of an Acquisition permitted hereunder to be applied against the purchase price for such Acquisition, or (ii) consisting of an agreement to dispose of any property in a Disposition permitted hereunder;

(p) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding leases entered into by the Borrower or any Subsidiary in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business not prohibited by this Agreement;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary thereof and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(s) Liens securing Indebtedness and/or other obligations in an aggregate amount not to exceed $125,000,000 at any time outstanding; provided that, at the time of the incurrence of any such Liens, no Default has occurred and is continuing or would result therefrom;

(t) Liens securing obligations in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes; provided that if (i) the counterparty under any such Swap Agreement is a Lender or an Affiliate of a Lender at the time of execution of such Swap Agreement and designation of such Swap Agreement under the following clause (ii) and (ii) the Borrower designates such obligations in respect of any Swap Agreement as “Secured Obligations” pursuant to the Pledge Agreement, such obligations shall be secured by the Liens thereunder on the Collateral on a pari passu basis with the Obligations in accordance with the terms thereof (but only for so long as the Obligations are so secured) and shall not be secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries other than the Collateral (and the Administrative Agent is hereby authorized without further consent of the Lenders to enter into such amendments to the Pledge Agreement, and/or to take such other action (including entering into and/or acknowledging such other agreements with respect to such Swap Agreements) as it deems appropriate in connection therewith, in order to give

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effect to the purposes of this clause (t)) (provided that no Default has occurred and is continuing at the time of such designation or would result therefrom); provided, further, that any such Swap Agreement shall be permitted to be secured hereunder (x) at the time of the entering into of such Swap Agreement only if the Obligations hereunder shall be secured pursuant to the Pledge Agreement at such time or (y) otherwise, if such Swap Agreement shall provide that the obligations in respect of such Swap Agreement shall be required to become secured at such later time as the Obligations hereunder shall become so secured, only at such later time; and

(u) any extensions, renewals or replacements of the foregoing, provided that the Liens permitted under this clause (u) shall not be spread to cover any additional Indebtedness or obligations or property (other than a substitution of like property).

Notwithstanding anything herein to the contrary, no Liens on any of property constituting Collateral, or which would constitute Collateral if the Pledge Agreement was in effect at such time, shall be permitted hereunder to be created, incurred or assumed or to exist at any time, other than Liens permitted under Sections 6.02(a), 6.02(l) and 6.02(t).

SECTION 6.03. Fundamental Changes; Certain Intercompany Transactions; Lines of Business.

(a) Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, nor will it permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or all or substantially all of the Equity Interests of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Material Subsidiary may merge into the Borrower or any other Loan Party in a transaction in which the Borrower or such Loan Party, as the case may be, is the surviving entity (provided that (x) in any such transaction involving the Borrower, the Borrower shall be the surviving entity and (y) in any such transaction involving two Loan Parties (but not the Borrower) either Loan Party may be the surviving entity); (ii) any Material Subsidiary may merge into any Person (other than a Loan Party) in a transaction in which the surviving entity is a Material Subsidiary (provided that if such Material Subsidiary was a Loan Party immediately prior to such transaction, such surviving entity shall be deemed to be a Loan Party); and (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or another Subsidiary, provided that in a transaction in which the selling or disposing entity is a Loan Party, the purchaser thereof shall be the Borrower or another Loan Party.

(b) Certain Intercompany Transactions. Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any other Loan Party to, make any Investment in any Non-Loan Party Subsidiary (other than any Indebtedness permitted under Sections 6.01(b), 6.01(c), 6.01(d) and 6.01(e)), unless the sum of (without duplication) (A) the aggregate principal amount of Indebtedness of Non-Loan Party Subsidiaries owing to the Loan Parties (other than any Indebtedness permitted under Sections 6.01(b), 6.01(c), 6.01(d) and

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6.01(e)) at any time outstanding and (B) the aggregate amount of Investments made by the Loan Parties in Non-Loan Party Subsidiaries after the Effective Date shall not exceed in the aggregate, an amount equal to the sum of (I) $350,000,000 plus (II) 50% of Cumulative Net Income at such time plus (III) the portion of the aggregate Net Proceeds from Equity Issuances of the Loan Parties received after the Effective Date and not required to be applied pursuant to Section 2.08(b)(i)(A); provided that, for purposes of this sentence (and Sections 6.01(s) and 6.11(c)) only, the Data Tree/Data Trace Parent will be treated as a Non-Loan Party Subsidiary (and not a Loan Party). The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or any property of any Loan Party Subsidiary, whether now owned or hereafter acquired, to any Non-Loan Party Subsidiary, other than Dispositions of property (other than any such Equity Interests) at fair market value for cash or non-cash consideration (so long as such non-cash consideration shall be permitted under the immediately preceding sentence); provided that no Loan Party may transfer the Equity Interests of any Subsidiary that is not a Bank Subsidiary or Insurance Company to any Bank Subsidiary or Insurance Company.

(c) Lines of Business. The Borrower will not, nor will it permit any of its Material Subsidiaries to, engage to any material extent in any business other than the businesses of the type conducted by the Borrower and its Material Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly Owned Subsidiaries, in either case, not involving any other Affiliate and (c) customary fees paid to members of the board of directors of the Borrower or any of its Subsidiaries.

SECTION 6.05. Financial Covenants.

(a) Total Stockholders’ Equity. The Borrower will not permit Total Stockholders’ Equity to be less than the sum of (i) $1,420,000,000 plus (ii) 50% of the aggregate Net Proceeds from Equity Issuances of each of the Borrower and its Subsidiaries after December 31, 2011.

(b) Total Debt to Total Capitalization. The Borrower will not permit Total Debt at any time to exceed 35% of Total Capitalization.

SECTION 6.06. Sale/Leaseback Transactions and Synthetic Leases. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction or Synthetic Lease, if, as a result thereof, the aggregate amount of rent and lease payments payable in any fiscal year by the Borrower and its Subsidiaries under all such arrangements would exceed $50,000,000.

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SECTION 6.07. Dispositions. The Borrower will not, nor will it permit any other Loan Party to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a) obsolete or worn-out property, tools or equipment no longer used or useful in its business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(b) any Loan Party may sell, lease, transfer or otherwise dispose of any or all of its property (including any Equity Interests of any direct Subsidiary thereof) to (i) another Loan Party and (ii) any Non-Loan Party Subsidiary but only to the extent permitted under the last sentence of Section 6.03(b);

(c) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof and for which adequate reserves have been established;

(d) Dispositions of cash and Cash Equivalents;

(e) Dispositions of the Equity Interests of CoreLogic;

(f) Excluded Dispositions; and

(g) Dispositions of property (other than the Equity Interests of CoreLogic) by any Loan Party; provided that the aggregate fair market value of all such Dispositions (for all Loan Parties) during the term of this Agreement shall not exceed $200,000,000.

Notwithstanding anything to the contrary contained in this Section, the Borrower and each other Loan Party shall be permitted to engage in ordinary course business activities consistent with past practice including, without limitation, the Disposition of inventory and other property, the licensing, sublicensing or resale of intellectual property and data, and the leasing or subleasing of real and/or personal property.

SECTION 6.08. Restrictive Agreements. The Borrower will not, nor will it permit any of its Material Subsidiaries to, directly or indirectly, enter into any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any such Material Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any such Material Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any other Subsidiary; except:

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(i) restrictions and conditions imposed by Law or by the Loan Documents;

(ii) customary restrictions and conditions contained in any agreements relating to the sale of assets pending such sale; provided that such restrictions and conditions apply only to the assets to be sold and such sale is permitted hereunder;

(iii) (with respect to clause (a) above) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(iv) customary provisions restricting assignments, subletting or other transfers in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(v) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower;

(vi) any instrument governing Indebtedness assumed in connection with any Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; and

(vii) any order from or agreement with an Applicable Insurance Regulatory Authority.

SECTION 6.09. Modifications of Organizational Documents and Certain Other Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of (a) the Organizational Documents of the Borrower or any of its Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders hereunder or (b) any instrument or agreement evidencing or providing for any Subordinated Indebtedness or Convertible Indebtedness that would be inconsistent with the provisions of Sections 6.01(l) and (n) or that otherwise could reasonably be expected to be materially adverse to the rights or interests of the Administrative Agent or the Lenders hereunder, in each case without the prior consent of the Required Lenders (or the Administrative Agent, with the approval of the Required Lenders).

SECTION 6.10. Acquisitions. The Borrower will not, nor will it permit any other Loan Party to, make any Acquisition if, as at the time of such Acquisition and immediately after giving effect thereto, Total Debt shall exceed 30% of Total Capitalization; provided that this Section shall not be operative at any time (a) that the Subsidiary Guarantees and the Collateral shall not be required to be in effect pursuant to Sections 5.11(b) and 5.12(b), respectively, or (b) during the Additional Negative Covenants Applicability Period.

SECTION 6.11. Investments. Subject to Section 6.14, during the Additional Negative Covenants Applicability Period, the Borrower will not, nor will it permit any other Loan Party to, make any Investment, except:

(a) Cash Equivalents;

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(b) extensions of trade credit in the ordinary course of business;

(c) Investments by (i) any Loan Party in another Loan Party and (ii) any Loan Party in a Non-Loan Party Subsidiary (but only to the extent permitted under the first sentence of Section 6.03(b));

(d) Indebtedness permitted by Section 6.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) advances to employees and officers of any Loan Party (i) for bona fide business purposes (including travel, entertainment and relocation expenses) and (ii) to finance the purchase of Equity Interests of the Borrower;

(g) customary deposits made by any Loan Party for the purpose of facilitating the purchase, acquisition or lease of any real property or other assets, to the extent such purchase, acquisition or lease is permitted hereunder;

(h) Investments made solely with Equity Interests of the Loan Parties;

(i) Investments in satisfaction or partial satisfaction of obligations of account debtors arising in the ordinary course of business;

(j) Investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k) other Investments made with the proceeds of the sale of Equity Interests of CoreLogic; and

(l) other Investments including any Acquisition (other than Investments in Non-Loan Party Subsidiaries), provided that, at the time of each such Investment and immediately after giving effect thereto, Total Debt shall not exceed 25% of Total Capitalization.

SECTION 6.12. Restricted Payments. Subject to Section 6.14, during the Additional Negative Covenants Applicability Period, the Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

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(a) the Borrower may declare and pay distributions with respect to its Equity Interests payable solely in additional Equity Interests;

(b) the Borrower may make payments to officers, directors, and employees of the Borrower and its Subsidiaries pursuant to any equity incentive or similar offering, plan or arrangement (including, without limitation, phantom equity) approved by the boards of directors of the Borrower;

(c) so long as no Default has occurred and is continuing at the time of the making of any Restricted Payment or would result therefrom, the Borrower may make Restricted Payments during any fiscal year in an aggregate amount not exceeding the sum of (i) $150,000,000 plus (ii) 50% of Cumulative Net Income at such time;

(d) any Loan Party Subsidiary may make cash dividends to the Borrower or any other Loan Party and, if applicable, any other shareholder or member of such Subsidiary (in accordance with the percentage of the Equity Interests of such Subsidiary owned by such shareholder or member); and

(e) any Loan Party Subsidiary may make payments to the Borrower to permit the Borrower to pay taxes which are due and payable by the Borrower and its Subsidiaries as part of a consolidated group.

SECTION 6.13. Payments of Certain Indebtedness. Subject to Section 6.14, during the Additional Negative Covenants Applicability Period, the Borrower will not, nor will it permit any other Loan Party to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness permitted under Section 6.01(k), any Subordinated Indebtedness or any Convertible Indebtedness (or any refinancings thereof), except for (i) regularly scheduled payments of interest in respect thereof required pursuant to the instruments evidencing such Indebtedness, other than payments prohibited by the subordination provisions (if any) applicable thereto and (ii) refinancings of any such Indebtedness to the extent permitted under Section 6.01.

SECTION 6.14. Additional Provisions Applicable to Certain Negative Covenants. (a) Notwithstanding anything herein to the contrary, Sections 6.11, 6.12 and 6.13 (collectively, the “Additional Negative Covenants”) shall be applicable to the Borrower and the other Loan Parties only at any such time as the Debt Rating is lower than BBB- by S&P and lower than Baa3 by Moody’s (or, subject to Section 6.14(c), in the case of any such rating agency, at such time as there is no Debt Rating by such rating agency), unless at such time (i) the Debt Rating is BB or higher by S&P and Ba2 or higher by Moody’s and (ii) the total Commitments are equal to or less than $200,000,000.

(b) In the event the Borrower and the other Loan Parties are not subject to the Additional Negative Covenants for any period of time from and after the Effective Date and thereafter the Additional Negative Covenants shall become applicable for any period of time

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pursuant to this Section, no action taken or omitted to be taken by the Borrower or any other Loan Party prior to the Additional Negative Covenants becoming applicable will give rise to a Default hereunder and compliance with the Additional Negative Covenants shall be calculated as though the Additional Negative Covenants had not been in effect during any such period. Notwithstanding anything to the contrary contained in the Additional Negative Covenants, in the event that (i) the Borrower or any other Loan Party enters into, assumes or otherwise becomes bound by a Contractual Obligation that is permitted under this Agreement at a time when the Additional Negative Covenants are not applicable to the Borrower and the other Loan Parties and (ii) the Additional Negative Covenants subsequently become applicable to the Borrower and the other Loan Parties, the existence of such Contractual Obligation and the obligation of the Borrower and/or any other Loan Party to perform such Contractual Obligation shall not result in a default, violation or breach of the Additional Negative Covenants.

(c) If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the ratings levels referred to in paragraph (a) of this Section to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Debt Rating by the affected rating agency that was most recently in effect prior to such change or cessation shall apply for purposes of this Section.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

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(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.02(h), Section 5.02(i), Section 5.10, Section 5.11 or Section 5.12 or Article VI hereof or in Article II or Article III of the Pledge Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents); or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after taking into account any applicable grace period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, in connection with any Convertible Indebtedness, (i) any conversion of such Indebtedness by a holder thereof into shares of Equity Interests, (ii) the rights of holders of such Indebtedness to convert into shares of Equity Interests (iii) the rights of holders of such Indebtedness to require any repurchase by the Borrower upon a fundamental change of such Indebtedness in cash and (iv) the termination of any of the Swap Agreements entered into in connection with an offering of Convertible Indebtedness, shall not constitute an Event of Default under this clause (f);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(i) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(m) a Change of Control shall occur;

(n) the Borrower or any of its Material Subsidiaries shall be required by any Applicable Bank Regulatory Authority, any Applicable Insurance Regulatory Authority or any other Governmental Authority to enter into, after the Effective Date, any indenture, agreement, instrument or other arrangement (including, without limitation, any capital maintenance agreement) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans or advances or the sale, assignment, transfer or other disposition of property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

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(o) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the property intended to be covered thereby in favor of the Administrative Agent, or, except in accordance with the express terms thereof, any of the Loan Documents shall for any reason cease to be in full force and effect or to be valid and binding on any of the Loan Parties party thereto, or the validity or enforceability thereof shall be contested by any Loan Party;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative

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Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and

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advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05 and 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Lenders irrevocably agree that: (a) any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon payment in full of all Obligations, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Subsidiaries, (iii) subject to Section 9.02(b), if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02(b)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations hereunder (including Article X) pursuant to clause (b) of this paragraph or (v) as provided in Section 5.12(b); and (b) any Guarantor shall be automatically released from its obligations hereunder (i) if such Person ceases to be a Data Tree/Data Trace Entity as a result of a transaction or designation permitted hereunder or (ii) as provided in Section 5.11(b). Except as provided in the immediately preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale or other disposition, all of which shall continue to constitute part of the Collateral. Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02(b)) will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Article. In each case as specified herein, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents (including this Article).

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It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”). In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article and Section 9.03 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Notwithstanding anything to the contrary contained herein, the Joint Lead Arrangers and Joint Bookrunners, the Syndication Agent and the Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at:

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Attention: Chief Financial Officer

Telecopier No.: (714) 250-3403

Telephone No.: (714) 250-3000;

With a copy to:

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Attention: General Counsel

Telecopier No.: (714) 250-3403

Telephone No.: (714) 250-3325;

(b) if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street

10th Floor

Houston, Texas 77002

Attention: Investment Bank Loan Operations, Renee Keys

Telecopier No.: (713) 427-6408

Telephone No.: (713) 750-2415;

With a copy to:

JPMorgan Chase Bank, N.A.

277 Park Avenue, 36th Floor

New York, New York 10172

Attention: Kimberly Dauber

Telecopier No.: (646) 328-3103

Telephone No.: (212) 270-1655;

and

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(c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any

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other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Guarantors from their guarantee obligations under Article X or release all or substantially all of the Collateral, without the written consent of each Lender (except as provided herein or in the Security Documents); and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

The Administrative Agent shall not consent to any waiver, amendment or modification under any of the Security Documents without the prior consent of the Required Lenders; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security.

Notwithstanding anything herein to the contrary, the Administrative Agent may amend or modify this Agreement without the consent of any Lender or the Required Lenders (but with the consent of the Borrower) to correct an obvious error or any error or omission of a technical nature.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all reasonable costs, expenses, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions

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or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its Affiliates or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be

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unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) no such assignment shall be permitted to be made to a natural person or a corporation, limited liability company, trust or other entity owned, operated or established for the primary benefit of a natural person and/or family members or relatives of such person, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that (x) any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 30 days after having received written notice thereof. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as a nonfiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender

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hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letter of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

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(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement (except as provided in Section 4.01) shall become effective as of the Effective Date and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower and the other Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

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DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Borrower, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of

Credit Agreement

this paragraph, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at or prior to the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee. Each Guarantor hereby jointly and severally guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02. Obligations Unconditional. The obligations of the Guarantors under Section 10.01 are absolute and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

Credit Agreement

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 10.03. Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

SECTION 10.04. Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 10.05. Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have

Credit Agreement

become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 10.01.

SECTION 10.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 10.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

SECTION 10.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article X and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interests of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the

Credit Agreement

Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 10.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate Law, or any state or Federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIRST AMERICAN FINANCIAL CORPORATION

By	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Executive Vice President

U.S. Federal Tax Identification No.: 26-1911571

Credit Agreement

GUARANTORS

FIRST AMERICAN DATA CO., LLC

By	/s/ Robert Karraa
Name:	Robert Karraa
Title:	President

U.S. Federal Tax Identification No.: 27-2411529

FIRST AMERICAN DATA TREE LLC

By	/s/ Robert Karraa
Name:	Robert Karraa
Title:	President

U.S. Federal Tax Identification No.: 27-15-38401

DATA TRACE INFORMATION SERVICES LLC

By	/s/ Robert Karraa
Name:	Robert Karraa
Title:	President

U.S. Federal Tax Identification No.: 33-0922053

SMART TITLE SOLUTIONS LLC

By	/s/ Robert Karraa
Name:	Robert Karraa
Title:	President

U.S. Federal Tax Identification No.: 33-0860451

Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By	/s/ Kimberly S. Dauber
Name:	Kimberly S. Dauber
Title:	Vice President

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By	/s/ James F. Cooper
Name:	James F. Cooper
Title:	Senior Vice President

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Grainne M. Pergolini
Name:	Grainne M. Pergolini
Title:	Director

Credit Agreement

UNION BANK

By	/s/ F. Frank Herrera
Name:	F. Frank Herrera
Title:	SVP

Credit Agreement

BMO HARRIS BANK, N.A.

By	/s/ Sean Ball
Name:	Sean Ball
Title:	Assistant Vice President

Credit Agreement

KEY BANK NATIONAL ASSOCIATION

By	/s/ Thomas J. Purcell
Name:	Thomas J. Purcell
Title:	Senior Vice President

Credit Agreement

BANK OF THE WEST

By	/s/ Ed Palomo
Name:	Ed Palomo
Title:	Vice President

Credit Agreement

COMPASS BANK

By	/s/ Susan Campuzano
Name:	Susan Campuzano
Title:	Executive Director

Credit Agreement

CITIBANK, N.A.

By	/s/ Robert Porwick
Name:	Robert Porwick
Title:	Director

Credit Agreement

COMERICA BANK

By	/s/ Carlos Recavarren
Name:	Carlos Recavarren
Title:	Assistant Vice President

Credit Agreement

BANK OF OKLAHOMA

By	/s/ Brian Warden
Name:	Brian Warden
Title:	Vice President

Credit Agreement

CAPITAL ONE, N.A.

By	/s/ Gina Monette
Name:	Gina Monette
Title:	Vice President

Credit Agreement

BANK OF AMERICA, N.A.

By	/s/ Jason Cassity
Name:	Jason Cassity
Title:	Director

Credit Agreement

CITY NATIONAL BANK

By	/s/ Bill Kelly
Name:	Bill Kelly
Title:	Vice President

Credit Agreement

TAIWAN COOPERATIVE BANK LOS ANGELES BRANCH

By	/s/ Huang Li-Hua
Name:	Li-Hua Huang
Title:	VP & General Manager

Credit Agreement

BANK OF HAWAII

By	/s/ Anna Hu
Name:	Anna Hu
Title:	Vice President

Credit Agreement

BANK OF TAIWAN, LOS ANGELES BRANCH

By	/s/ Chie-Shen Tsao
Name:	Chie-Shen Tsao
Title:	AVP & DGM

Credit Agreement

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By	/s/ Edward Chen
Name:	Edward Chen
Title:	VP & General Manager

Credit Agreement

BARCLAYS BANK PLC

By	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

Credit Agreement

CHANG HWA COMMERCIAL BANK, LOS ANGELES BRANCH

By	/s/ Chu-I Hung
Name:	Chu-I Hung
Title:	Vice President & General Manager

Credit Agreement

EAST WEST BANK

By	/s/ Martin Kim
Name:	Martin Kim
Title:	Vice President

Credit Agreement

LAND BANK OF TAIWAN LOS ANGELES BRANCH

By	/s/ Chao Fu Chen
Name:	Chao Fu Chen
Title:	Deputy General Manager

Credit Agreement

SCHEDULE 1.01

Commitments

Name of Lender	Commitment ($)
JPMORGAN CHASE BANK, N.A.	$45,000,000
U.S. BANK NATIONAL ASSOCIATION	$45,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$45,000,000
BMO HARRIS BANK, N.A.	$42,000,000
KEY BANK NATIONAL ASSOCIATION	$42,000,000
UNION BANK	$42,000,000
BANK OF THE WEST	$40,000,000
COMPASS BANK	$40,000,000
CITIBANK, N.A.	$35,000,000
COMERICA BANK	$35,000,000
BANK OF OKLAHOMA	$25,000,000
CAPITAL ONE, N.A.	$25,000,000
BANK OF AMERICA, N.A.	$20,000,000
CITY NATIONAL BANK	$20,000,000
TAIWAN COOPERATIVE BANK LOS ANGELES BRANCH	$20,000,000
BANK OF HAWAII	$15,000,000
BANK OF TAIWAN, LOS ANGELES BRANCH	$12,000,000
E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH	$12,000,000
BARCLAYS BANK PLC	$10,000,000
CHANG HWA COMMERCIAL BANK, LOS ANGELES BRANCH	$10,000,000
EAST WEST BANK	$10,000,000
LAND BANK OF TAIWAN LOS ANGELES BRANCH	$10,000,000

TOTAL	$600,000,000.00

Schedule 1.01 to Credit Agreement

SCHEDULE 3.04(b)

Statutory Statements

FATICO is currently working through a potential issue pertaining to bulk reserves with the California Department of Insurance that will likely result in a material lowering of statutory surplus as of December 31, 2011, as well as a related restatement of FATICO’s Statutory Statements.

Schedule 3.04(b) to Credit Agreement

SCHEDULE 3.15

Indebtedness

		(in thousands)

Borrower	Debt	As of 12/31/2011
First American Financial Corporation	Secured note due to First American Title Insurance Company	$45,000

First American Financial Corporation	Unsecured notes due to First American Home Buyers Protection Corporation	$41,780

First American Title Insurance Co. (1)	Other notes and contracts payable with maturities through 2020	$55,173

First American Title Insurance Co. (1)	Trust deed notes with maturities through 2032, collateralized by land and buildings	$44,802

(1)	First American Title Insurance Company or one of its Subsidiaries or Affiliates

Schedule 3.15 to Credit Agreement

SCHEDULE 3.16

Liens

		(in thousands)

Borrower	Lien	As of 12/31/2011
First American Financial Corporation	Secured note due to First American Title Insurance Company	$45,000

First American Title Insurance Co. (1)	Trust deed notes with maturities through 2032, collateralized by land and buildings	$44,802

(1)	First American Title Insurance Company or one of its Subsidiaries or Affiliates

In addition, see also the attached UCC Reports.

Schedule 3.16 to Credit Agreement

SCHEDULE 3.17

Subsidiaries

Name	Jurisdiction
Abstracters` Information Service, Inc.	New York
Accu-Search, Inc.	New Jersey
Alliance Home Warranty, Inc.	Utah
American Data Exchange Corporation Ltd.	Bermuda
American Escrow Company	Texas
American First Abstract, LLC	Delaware
Arizona Title Insurance Agency, Inc.	Arizona
Augusta Holdings, LLC	Delaware
Beijing Word of Mouth Investment Consulting Co., Ltd.	China
Brownstone Technologies Inc.	Canada
Cahaba Title, Inc.	Alabama
Campbell County Abstract Company	Wyoming
Consumer Select Insurance of America, LLC	Florida
Core Title Agency, Ltd.	Ohio
Corea Title Company	Korea, Republic of
Data Trace Information Services LLC	Delaware
Delta 360 Inc.	Canada
Discovery Title Company, LLC	Michigan
Doña Ana Title Company, Inc.	New Mexico
DRN Commerce, Inc.	Canada
enact Conveyancing Limited	United Kingdom
enact Holdings Limited	United Kingdom

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
Enact Processing Solutions Limited	United Kingdom
enact Properties Limited	United Kingdom
Equity Title Insurance Agency, Inc.	Utah
FA Business Services, LLC	Delaware
FAF International Holdings B.V.	Netherlands
FAF International Insurance Holdings B.V.	Netherlands
FAF International Limited	New Zealand
FAF International Limited	United Kingdom
FAF International Property Services Holdings B.V.	Netherlands
FAF International Pty Limited	Australia
FAF International Seguros Generales S.A.	Chile
FAF International Sigorta Aracilik Hizmetieri Anonim Sirketi	Turkey
FAF Servicios Hipotecarios Limitada	Chile
Fairbanks Title Agency, Inc.	Alaska
FATCO Holdings, LLC	Delaware
FATNY Realty Holdings LLC	New York
Faxxon Legal Information Services, Inc.	Illinois
FCT Holdings Company Ltd.	Canada
FCT Insurance Company Ltd.	Canada
FCT Insurance Services Inc.	Canada
First American (India) Private Limited	India
First American Abstract Company	Mississippi
First American China Holdings, LLC	Delaware

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
First American Data Co., LLC	Delaware
First American Data Tree LLC	Delaware
First American Exchange Company, LLC	Delaware
First American Fund Control, Inc.	California
First American Holdings (Mauritius) Limited	Mauritius
First American Holdings, LLC	Delaware
First American Home Buyers Protection Corporation	California
First American Home Warranty Corp.	Florida
First American International Holdings, LLC	Delaware
First American International Title Services Inc.	Canada
First American Professional Real Estate Services, Inc.	California
First American Property & Casualty Insurance Agency, Inc.	California
First American Property & Casualty Insurance Agency, LLC	Delaware
First American Property & Casualty Insurance Company	California
First American Relocation Solutions, Inc.	Delaware
First American Servicios de Mexico, S. de R.L. de C.V.	Mexico
First American SMS, LLC	Delaware
First American Specialty Insurance Company	California
First American Title & Trust Company	Oklahoma
First American Title Company	California
First American Title Company of Oregon	Oregon
First American Title Company, Inc.	Hawaii
First American Title Company, Inc.	Florida

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
First American Title Company, LLC	Delaware
First American Title Company, LLC	Texas
First American Title Insurance Agency of Mohave, Inc.	Arizona
First American Title Insurance Company of Australia Pty Limited	Australia
First American Title Insurance Company of Louisiana	Louisiana
First American Title Insurance Company	California
First American Title Insurance de Mexico, S.A. de C.V.	Mexico
First American Title Services de Mexico, S. de R.L. de C.V.	Mexico
First American Trust, F.S.B.	California
First American Trustee Servicing Solutions, LLC	Texas
First American UCC Insurance Services, LLC	Delaware
First American United General Alaska LLC	Alaska
First American Vacation Ownership Services, Inc.	Hawaii
First Australian Company Pty Limited	Australia
First Australian Title Company Pty Limited	Australia
First Canadian Title Company	Canada
First European Title GmbH	Germany
First Metropolitan Title Company	Michigan
First Mortgage Services Limited	New Zealand
First Mortgage Services Pty Limited	Australia
First Reliable, LLC	Delaware
First Security Business Bank	California
First Title CEE (Biztositaskozvetito Korlatolt Felelossegu Tarsasag)	Hungary

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
First Title Insurance Brokers Limited	United Kingdom
First Title Insurance plc	United Kingdom
First Title Limited	United Kingdom
First Title New Zealand Limited	New Zealand
First Title Pacific Limited	New Zealand
First Title Polska Sp. Z.o.o.	Poland
First Title Real Estate Guaranty Co., Ltd.	China
First Title Services Limited	United Kingdom
Florida Sunshine Title, L.L.C.	Michigan
FMCT, L.L.C.	Michigan
FMS Administration Limited	New Zealand
Frolich Meadows Estates (a Joint Venture)	Oklahoma
Frolich Meadows Development Company (a Joint Venture)	Oklahoma
Heritage Closing Services, Inc.	California
Hexter-Fair / First American Title Company, LLC	Texas
Island Title Exchange, Inc.	Hawaii
Johnson County Title Co., Inc.	Wyoming
Konstar Title Insurance Agency, L.L.C.	Michigan
Live Letting Exchange Limited	United Kingdom
Live Overseas Limited	United Kingdom
LL Connect Limited	United Kingdom
Market Center Title, L.L.C.	Michigan
Masiello Closing Services, LLC	Michigan

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
Massachusetts Title Company	Massachusetts
Metropolitan Title - Wisconsin, L.L.C.	Michigan
Mid Valley Title and Escrow Company	California
Millennium Title Agency, LLC	Michigan
Mortgage Guarantee & Title Company, LLC	Rhode Island
National Default REO Services, LLC	Delaware
New Reunion Title, LLC	Texas
Ohio Bar Title Insurance Company	Ohio
Olympic Development Company (a Joint Venture)	Oklahoma
Pacific Northwest Title of Kenai, Inc.	Alaska
Pacific Northwest Title Company	Washington
Pacific Northwest Title Holding Company	Washington
Pacific Northwest Title of Alaska, Inc.	Alaska
Pacific Northwest Title of Oregon, Inc.	Oregon
Penn-Brooke (a Joint Venture)	Oklahoma
Presidential Title Services A Title Agency LLC	Michigan
Promeric Technologies Inc.	Canada
Propel-LC Limited	New Zealand
Public Abstract Corporation	New York
Regency Escrow Corporation	California
Relocation Advantage, LLC	Delaware
Republic Title of Texas, Inc.	Texas
Rock River Title, L.L.C.	Illinois
RTT Financial, Inc.	Texas

Schedule 3.17 to Credit Agreement

Name	Jurisdiction
Sanderson Weir Pty Limited	Australia
SFG Title Agency, L.L.C.	Michigan
Shoshone Title	Wyoming
Smart Title Solutions LLC	Delaware
South East Insurance Condominium Association	Alaska
Southwest Title Land Company	Oklahoma
Team Conveyancing Limited	United Kingdom
Texas Escrow Company, Inc.	Texas
The Heritage Escrow Company	California
The Inland Empire Service Corporation	California
The Live Organization Limited	United Kingdom
The Orange Coast Company, LLC	Delaware
The Title Security Group, Inc.	Puerto Rico
Title Insurance Agency, Inc.	Alaska
Title Insurance Company of Oregon dba First American Title Insurance Company of Oregon	Oregon
Title Records, Inc.	California
Title Xperts Agency, Inc.	Ohio
Tri-County Title Services, LLC	Michigan
United General Title Insurance Company	California
Vehicle Title Agency, LLC	Delaware
Vehicle Title, LLC	Delaware
Wyoming Land Title Company	Wyoming

Schedule 3.17 to Credit Agreement

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	First American Financial Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of April 17, 2012 among First American Financial Corporation, the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

Assignment and Assumption

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:             , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

FIRST AMERICAN FINANCIAL CORPORATION

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1 to Assignment Agreement

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1

EXHIBIT B

[Form of Pledge Agreement]

[See attached]

PLEDGE AGREEMENT

dated as of

April 17, 2012

among

FIRST AMERICAN FINANCIAL CORPORATION,

THE SUBSIDIARIES OF FIRST AMERICAN FINANCIAL CORPORATION

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

- i -

- ii -

PLEDGE AGREEMENT dated as of April 17, 2012 (this “Agreement”) among FIRST AMERICAN FINANCIAL CORPORATION (the “Borrower”), the Subsidiary Grantors party hereto and JPMORGAN CHASE BANK, N.A., as Collateral Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of April 17, 2012 (as amended, restated, supplemented, replaced, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain subsidiaries of the Borrowers as guarantors, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Grantors are will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. In addition, the Borrower may in the future issue senior Indebtedness that will be permitted under the Credit Agreement to be secured hereunder in accordance with the terms hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Collateral Agent” means the Administrative Agent in its capacity as “collateral agent” pursuant and in accordance with Article VIII of the Credit Agreement.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII of the Credit Agreement.

Pledge Agreement

“Designated Other Secured Obligations” has the meaning assigned to such term in Section 6.14.

“Designation and Joinder Agreement” means an instrument in the form of Exhibit B hereto or any other form approved by the Collateral Agent.

“Designation Effective Date” has the meaning assigned to such term in Section 6.14.

“FATICO” means First American Title Insurance Company, a California corporation.

“Grantor” means each of the Borrower and each Subsidiary Grantor.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledge Agreement Supplement” means an instrument in the form of Exhibit A hereto or any other form approved by the Collateral Agent.

“Pledged Equity” has the meaning assigned to such term in Section 2.01(a)(i).

“Other Secured Obligations” means, collectively, the Secured Senior Notes Obligations and the Secured Swap Obligations.

“Release Event” means, at any time, that (a) the Debt Rating is BBB- or higher by S&P and Baa3 or higher by Moody’s and (b) no Default shall have occurred and be continuing at such time.

“Secured Obligations” means (a) the Credit Agreement Obligations, (b) the Secured Senior Notes Obligations, so long as such Secured Notes Obligations shall remain secured hereunder and (c) each Secured Swap Obligation, so long as such Secured Swap Obligation shall remain secured hereunder.

“Secured Parties” means the Credit Agreement Secured Parties, the Secured Senior Notes Secured Parties and the Secured Swap Counterparties.

“Secured Senior Notes” means Indebtedness of the Borrower incurred after the Effective Date under Section 6.01(k) of the Credit Agreement that has been designated as “Secured Obligations” hereunder pursuant to Section 6.14.

“Secured Senior Notes Holder” means each holder of Secured Senior Notes.

“Secured Senior Notes Indenture” means an indenture or other agreement between the Borrower and a Senior Secured Notes Trustee with respect to the issuance of Secured Senior Notes.

“Secured Senior Notes Obligations” means the due and punctual payment by the Borrower of the principal of, and interest and premium (including any make-whole or similar payment) on, the Secured Senior Notes, when and as due, including all post-petition interest whether or not allowed as a claim in any bankruptcy or similar proceeding.

“Secured Senior Notes Secured Parties” means the Secured Senior Notes Holders and the Senior Secured Notes Trustees.

Pledge Agreement

“Secured Senior Notes Trustee” means the Person named as trustee or agent under a Secured Senior Notes Indenture, in its capacity as trustee or agent thereunder, and its successors and assigns.

“Secured Swap Agreement” means any Swap Agreement under which the obligations of the Borrower and/or the other Grantors constitute Secured Obligations.

“Secured Swap Obligations” means all obligations of the Borrower (and any guarantee thereof by any of the other Grantors) arising under any Swap Agreement owing to any Secured Swap Counterparty that has been designated as “Secured Obligations” pursuant to Section 6.14.

“Secured Swap Counterparty” means, with respect to any Secured Swap Agreement, each Person party thereto (other than the Grantors) that is (or, at the time such Secured Swap Agreement was entered into, was) a Lender or Affiliate of a Lender, in its capacity as a party thereto.

“Specified FATICO Equity Interests” means, at any time, Equity Interests of FATICO owned directly or indirectly by the Borrower that represent 9% of the aggregate Equity Interests of FATICO then issued and outstanding.

“Subsidiary Grantors” means (a) the Subsidiaries of the Borrower identified on the signature pages hereof under the caption “Subsidiary Grantors” and (b) each other Subsidiary of the Borrower that becomes a party to this Agreement as a Grantor after the Effective Date.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower in the ordinary course of business and not for speculative purposes.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(i) (x) the Specified FATICO Equity Interests held by such Grantor, and

(y) Equity Interests representing (A) 50% of the Equity Interests of each Data Tree/Data Trace Entity held by the applicable Grantor and listed on Schedule I and (B) 50% of the Equity Interests of each other Data Tree/Data Trace Entity now or hereafter owned by such Grantor,

Pledge Agreement

and, in each case, the certificates, instruments or other documents representing all such Equity Interests and, in the case of any issuer of such Equity Interests organized as a limited liability company, partnership or similar entity, the limited liability company agreement, operating agreement, partnership agreement or other ownership agreements of or relating to such issuer (including all of the right, title and interest as a member to participate in the operation or management of any such issuer and all of its ownership interests under any such agreement), and all present and future rights of such Grantor in its capacity as a holder of Equity Interests in such issuer to (I) receive payment of money, any other property or assets in connection with its ownership interests and its rights under any such agreements, (II) any claim which such Grantor now has or may in the future acquire against any such issuer and its property or arising out of or for breach of or default under any such agreement or otherwise relating to the property of any such issuer and (III) terminate, amend, supplement, modify or waive performance under any such agreement, to perform thereunder and to compel performance and to otherwise exercise all remedies thereunder (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include (A) more than 50% of the issued and outstanding Equity Interests of any Data Tree/Data Trace Entity, (B) more than 65% of the issued and outstanding Equity Interests of any foreign Subsidiary, (C) Equity Interests of any Subsidiary of a foreign Subsidiary, (D) Equity Interests of the Data Tree/Data Trace Parent that are owned directly or indirectly by FATICO (but only to the extent such Equity Interests represent 50% or less of the aggregate Equity Interests of the Data Tree/Data Trace Parent) and (E) Equity Interests of FATICO other than the Specified FATICO Equity Interests;

(ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity, and without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by any issuer of Pledged Equity, all Equity Interests of any successor entity of any such merger or consolidation

(iii) all rights and privileges of such Grantor with respect to the Equity Interests and other property referred to in clauses (i) and (ii) above; and

(iv) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (iv) above being collectively referred to as the “Collateral”).

SECTION 2.02. Delivery of the Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Equity (other than any uncertificated securities, but only for so long as such securities remain uncertificated).

(b) Upon delivery to the Collateral Agent, (i) any Pledged Equity shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the

Pledge Agreement

Collateral Agent may reasonably request and (ii) all other property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Equity shall be accompanied by a schedule describing the Equity Interests, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Equity. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Borrower and the other Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity as of the Effective Date and includes all Equity Interests required to be pledged hereunder under the Credit Agreement as of the Effective Date;

(b) the Pledged Equity have been duly and validly authorized and issued by the issuers thereof and are fully paid and, in the case of Pledged Equity comprising shares of stock, nonassessable;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Collateral, other than Liens created by this Agreement and (iv) will defend its title or interest thereto or therein against any and all other Liens, however, arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Collateral is and will continue to be freely transferable and assignable, and none of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of Governmental Authority, any securities exchange or any other Person other than any consent or approval that has been obtained;

Pledge Agreement

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Equity that is certificated is delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Equity as security for the payment and performance of the Secured Obligations;

(g) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Collateral as set forth herein; and

(h) the full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Grantor as of the date hereof are correctly set forth in Schedule II.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests. Each interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold all or any of the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Equity or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement, any other Loan Document or any other agreement governing the Secured Obligations or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be

Pledge Agreement

executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the applicable Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this

Pledge Agreement

Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Other Covenants

SECTION 3.01. Covenants. (a) The Borrower agrees promptly to notify the Collateral Agent in writing of any change (i) in corporate name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor or (iii) in the jurisdiction of organization of any Grantor.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Collateral against all Persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) The Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the security interests granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of such security interests and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any payment made or any

Pledge Agreement

reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in any other Loan Documents or any other agreement governing any other Secured Obligations.

(e) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any applicable counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 3.02. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the security interests granted hereunder, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral, except to the extent otherwise provided in Article II: (a) if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request; (b) if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee or (ii) arrange for the Collateral Agent to become the registered owner of the securities; and (c) if any securities, whether certificated or uncertificated, or other investment property are held by any Grantor or its nominee through a securities intermediary or commodity intermediary, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee or (ii) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

Pledge Agreement

SECTION 3.03. Other Financing Statements or Control. Except as otherwise permitted under Section 6.02 of the Credit Agreement, no Grantor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-106 of the NYUCC) of any investment property constituting part of the Collateral.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iii) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the

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Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. (a) The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the applicable Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) If at any time any moneys collected or received by the Collateral Agent pursuant to this Agreement are distributable pursuant to paragraph (a) above to any Secured Senior Notes Trustee, and if such Secured Senior Notes Trustee shall notify the Collateral Agent in writing that no provision is made under the relevant Secured Senior Notes Indenture for the application by such Secured Senior Notes Trustee of such moneys and that the Secured Senior Notes Indenture does not effectively provide for the receipt and the holding by such Secured Senior Notes Trustee of such moneys pending the application thereof, then the Collateral Agent, after receipt of such notification, shall at the direction of such Secured Senior Notes Trustee invest such moneys distributable to such Secured Senior Notes Trustee in Cash Equivalents maturing within 90 days after they are acquired by the Collateral Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for such Secured Senior Notes Trustee (in its capacity as trustee) and for no other purpose until such time as such Secured Senior Notes Trustee shall request in writing the delivery thereof by the Collateral Agent for application pursuant to the relevant Secured Senior Notes Indenture. The Collateral Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation or any liquidation thereof prior to maturity.

(c) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon (i) information supplied by any Secured Senior Notes Trustees as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the relevant Secured Senior Notes Obligations, (ii) information supplied by any Secured Swap Counterparty as to the amounts outstanding with respect to the relevant Secured Swap Obligations, and (iii) information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Credit Agreement Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent, any Secured Senior Notes Trustee, any Secured Senior Notes Holder or any Secured Swap Counterparty of any amounts distributed to any of them hereunder.

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ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity. In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable Law (but subject to Section 5.03), the Borrower agrees that, in the event any assets of any Subsidiary Grantor shall be sold pursuant to this Agreement to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Subsidiary Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. Each Subsidiary Grantor (a “Contributing Party”) agrees (subject to Section 5.03) that, in the event assets of any other Subsidiary Grantor shall be sold pursuant to this Agreement to satisfy any Secured Obligation owed to any Secured Party and such other Subsidiary Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.13, the date of the Pledge Agreement Supplement hereto executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 5.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Credit Agreement Obligations. No failure on the part of the Borrower or any other Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder or under any of the other Loan Documents, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder and thereunder.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement or the relevant provisions of the Secured Senior Notes Indentures and/or Secured Swap Agreements, as applicable. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

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SECTION 6.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any Credit Agreement Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Credit Agreement Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Credit Agreement Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02(b) of the Credit Agreement; provided that the requisite written consent of the Secured Senior Notes Holders or the Secured Senior Notes Trustee under the relevant Secured Senior Notes Indenture shall be required with respect to any release, waiver, amendment or other modification of this Agreement that would materially and adversely affect the rights of the Secured Senior Notes Holders to equally and ratably share in the security provided for herein with respect to the Collateral. Except as set forth in this Section 6.02(b), none of the Secured Senior Notes Holders, the Secured Senior Notes Trustee or the Secured Swap Counterparties shall have any rights to approve any release, waiver, amendment, modification, charge, discharge or termination with respect to this Agreement.

SECTION 6.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, the Borrower agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03(b) of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

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(c) Any such amounts payable as provided hereunder shall be additional Credit Agreement Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement (other than this Section 6.03) or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

SECTION 6.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent or any Credit Agreement Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

SECTION 6.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to

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the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction.

(c) Each of the Grantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 6.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 6.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.

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SECTION 6.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.11. Security Interest Absolute. All rights of the Collateral Agent hereunder, the security interest hereunder, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Secured Senior Notes Indenture, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Secured Senior Notes Indenture or any such other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 6.12. Termination or Release. (a) This Agreement and all security interests granted hereunder shall terminate with respect to all Secured Obligations upon the earlier of the following: (i) when all the outstanding Credit Agreement Obligations have been indefeasibly paid in full and the Lenders have no further commitment to extend credit under the Credit Agreement and (ii) (subject to Section 5.12(b) of the Credit Agreement) the occurrence of the Release Event.

(b) This Agreement and all security interests granted hereunder shall terminate with respect to the Secured Senior Notes Trustee and the relevant Secured Senior Notes Holders when all Secured Senior Notes Obligations held by such Secured Senior Notes Holders have been indefeasibly paid in full.

(c) This Agreement and all security interests granted hereunder shall terminate with respect to any Secured Swap Counterparty when all Secured Swap Obligations under the relevant Secured Swap Agreement to which such Secured Swap Counterparty is a party have been indefeasibly paid in full and such Secured Swap Agreement shall have terminated.

(d) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the security interests granted hereunder in the Collateral of such Subsidiary Grantor shall be automatically released (i) upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise or (ii) upon the occurrence of the Release Event.

(e) Upon any sale or other transfer by any Grantor of any Collateral that is

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permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interests granted hereunder in any Collateral pursuant to Section 9.02(b) of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(f) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d) or (e) of this Section 6.12, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents and such other actions that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.12 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.13. Additional Subsidiary Grantors. Pursuant to Section 5.11 of the Credit Agreement, certain Subsidiaries of the Borrower that were not in existence or were not Grantors on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon becoming a Data Tree/Data Trace Entity. Upon execution and delivery by the Collateral Agent and such Subsidiary of a Pledge Agreement Supplement, such Subsidiary shall become a Grantor and Subsidiary Grantor hereunder with the same force and effect as if originally named as a Grantor and Subsidiary Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.14. Additional Secured Obligations. At any time after the Effective Date the Borrower may designate (a) any Indebtedness permitted under Section 6.01(k) of the Credit Agreement and/or (b) the obligations in respect of any Swap Agreement, in each case, to be a “Secured Obligation” for purposes of this Agreement, subject to compliance with the following provisions:

(i) at least ten Business Days (or such shorter time period as the Collateral Agent may agree to in its sole discretion) prior to the effective date of such designation, a Responsible Officer of the Borrower shall deliver written notice thereof to the Collateral Agent, which notice shall (x) specify the Indebtedness and/or other obligations proposed to be designated as “Secured Obligations” hereunder (each, the “Designated Other Secured Obligations”), (in the case of any such Indebtedness) the principal amount of such Indebtedness and the name of the indenture trustee in respect of such Indebtedness or (in the case of any Swap Agreement) the applicable counterparty thereunder, as applicable, and the proposed effective date of such designation (the “Designation Effective Date”) and (y) certify that the incurrence of such obligations and securing of the same with the Collateral hereunder will not result in a breach of any provision or covenant contained in the Credit Agreement and the other Loan Documents and that no Default under the Credit Agreement shall have occurred and be continuing or would result therefrom; and

(b) not later than the Designation Effective Date, the Borrower shall deliver a Designation and Joinder Agreement, dated the Designation Effective Date, executed by the Borrower and the relevant trustee in respect of such Indebtedness or the relevant counterparty under such Swap Agreement, as applicable.

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Upon satisfaction of each of the foregoing conditions, the Collateral Agent shall accept and acknowledge such Designation and Joinder Agreement as of the applicable Designation Effective Date, unless, prior to the time of such acceptance, the Collateral Agent shall have received written notice of a Default pursuant to the Credit Agreement that shall not have been withdrawn prior to such time. Upon such acceptance and acknowledgement, the Designated Other Secured Obligations specified in such Designation and Joinder Agreement shall be and become Secured Obligations hereunder and the Secured Senior Notes Trustee and the relevant Secured Senior Notes Holders or the Secured Swap Counterparty, as applicable, specified in such Designation and Joinder Agreement shall be and become Secured Parties, for all purposes of this Agreement, and each such Person shall be bound by the term hereof.

SECTION 6.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact. All sums disbursed by the Collateral Agent in connection with this Section 6.15, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, jointly and severally by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 6.16. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement, each Secured Party (whether or not a signatory hereto) shall be

Pledge Agreement

deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement and (d) to agree to be bound by the terms of this Agreement.

SECTION 6.17. Limitation on Collateral Agent’s Responsibilities with Respect to Holders of Other Secured Obligations. (a) The obligations of the Collateral Agent to the Secured Senior Notes Holders and the Secured Senior Notes Trustees hereunder shall be limited solely to (i) holding the Collateral for the ratable benefit of the Secured Senior Notes Holders and the Secured Senior Notes Trustee for so long as (A) any Secured Senior Notes Obligations remain outstanding and (B) any Secured Senior Notes Obligations are secured by such Collateral, (ii) subject to the instructions of the Required Lenders, enforcing the rights of the Secured Senior Notes Holders in their capacities as Secured Parties in respect of Collateral and (iii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to the Secured Senior Notes Holders and/or the relevant Secured Senior Notes Trustee in respect of the relevant Secured Senior Notes Obligations in accordance with the terms of this Agreement. The obligations of the Collateral Agent to any Secured Swap Counterparty under any Secured Swap Agreement hereunder shall be limited solely to (i) holding the Collateral for the ratable benefit of such Secured Swap Counterparty for so long as (A) the Swap Obligations under the relevant Secured Swap Agreement remain outstanding and (B) such Secured Swap Agreement is secured by such Collateral, (ii) subject to the instructions of the Required Lenders, enforcing the rights of such Secured Swap Counterparty in its capacity as a Secured Party in respect of Collateral and (iii) distributing any proceeds received by the Collateral Agent from the sale, collection or realization of the Collateral to such Secured Swap Counterparty in respect of the relevant Secured Swap Obligations in accordance with the terms of this Agreement.

(b) Neither any of the Secured Senior Notes Holders and the Secured Senior Notes Trustees nor any Secured Swap Counterparty shall be entitled to exercise (or direct the Collateral Agent to exercise) any rights or remedies hereunder with respect to any of the Other Secured Obligations, including without limitation the right to receive any payments, enforce the security interests granted hereunder, request any action, institute proceedings, give any instructions, make any election, make collections, sell or otherwise foreclose on any portion of the Collateral or (except as set forth in Section 6.02(b)) execute any amendment, supplement, waiver or acknowledgment hereof.

(c) This Agreement shall not create any liability of the Collateral Agent or the Credit Agreement Secured Parties to any Secured Senior Notes Secured Party or any Secured Swap Counterparty by reason of actions taken with respect to the creation, perfection or continuation of the security interests on the Collateral, actions with respect to the occurrence of a Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral or action with respect to the collection of any claim for all or any part of the Other Secured Obligations from any guarantor or any other party or the valuation, use or protection of the Collateral.

Pledge Agreement

(d) The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Borrower or any other Person, as applicable, of any of the Other Secured Obligations.

(e) The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

(f) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Default unless and until the Collateral Agent in its capacity as Collateral Agent shall have received a written notice thereof from the Borrower or any Credit Agreement Secured Party indicating that a Default has occurred. The Collateral Agent shall have no obligation either prior to or after receiving such notice to inquire whether a Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

(g) The parties hereto agree that the Credit Agreement Obligations, the Secured Senior Notes Obligations and the Secured Swap Obligations will be equally and ratably secured with each other by the Liens on the Collateral. Notwithstanding anything to the contrary herein, nothing in this Agreement shall or shall be construed to (i) result in the security interests granted hereunder not securing any Other Secured Obligation less than equally and ratably with the Credit Agreement Obligations and the Other Secured Obligations pursuant to the relevant provisions of the agreement governing such Other Secured Obligation to the extent required thereby or (ii) modify or affect the rights of the holders of the Other Secured Obligations to receive the pro rata share specified in Section 4.02(a) of any proceeds of any collection or sale of Collateral.

(h) By acceptance of the benefits under this Agreement, each of the Secured Senior Notes Secured Parties and the Secured Swap Counterparties Trustees will be deemed to have acknowledged and agreed that the provisions of this Section 6.17 are intended to induce the Credit Agreement Secured Parties to permit such Persons to be Secured Parties under this Agreement and are being relied upon by the Credit Agreement Secured Parties as consideration therefor.

Pledge Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FIRST AMERICAN FINANCIAL CORPORATION

By:
Name:
Title:

Pledge Agreement

SUBSIDIARY GRANTORS

FIRST AMERICAN DATA CO., LLC

By:
Name:
Title:

SMART TITLE SOLUTIONS LLC

By:
Name:
Title:

Pledge Agreement

COLLATERAL AGENT

JPMORGAN CHASE BANK, N.A.,as Collateral Agent

By:
Name:
Title:

Pledge Agreement

Schedule I

to Pledge Agreement

INITIAL PLEDGED EQUITY

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests
Data Trace Information Services LLC	2	Smart Title Solutions LLC	1 membership unit	50%
First American Data Co., LLC	1	First American Financial Corporation	1 membership unit	50%
First American Data Tree LLC	2	First American Data Co., LLC	1 membership unit	50%
First American Title Insurance Company	3	First American Financial Corporation	180,000 common shares	9%
Smart Title Solutions LLC	2	First American Data Co., LLC	1 membership unit	50%

Pledge Agreement

Schedule II

to Pledge Agreement

LIST OF FILING DETAILS, ETC.

FILING DETAILS
Name	Type of Organization	Jurisdiction of Organization	Organizational ID	Federal EIN	Mailing Address
Data Trace Information Services LLC	LLC	DE	3265098	33-0922053	1 First American Way, Santa Ana, CA 92707
First American Data Co., LLC	LLC	DE	4814542	N/A	1 First American Way, Santa Ana, CA 92707
First American Data Tree LLC	LLC	DE	4768975	27-1538401	1 First American Way, Santa Ana, CA 92707
First American Financial Corporation	Corp	DE	4452866	26-1911571	1 First American Way, Santa Ana, CA 92707
Smart Title Solutions LLC	LLC	DE	3024908	33-0860451	1 First American Way, Santa Ana, CA 92707

Pledge Agreement

Exhibit A

to Pledge Agreement

SUPPLEMENT NO. [    ] dated as of [        ], 201[    ] (this “Supplement”) to the Pledge Agreement referred to below, between FIRST AMERICAN FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), the New Subsidiary (as defined below) and JPMORGAN CHASE BANK, N.A., as Collateral Agent under the Pledge Agreement.

A. Reference is made to (a) the Credit Agreement dated as of April 17, 2012 (as amended, restated, supplemented, replaced, waived or otherwise modified from time to time, the “Credit Agreement”), among First American Financial Corporation (the “Borrower”), the guarantors party thereto, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) the Pledge Agreement dated as of April 17, 2012, among the Borrower, the other Grantors party thereto, certain other parties thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (as amended, restated, supplemented, replaced, waived or otherwise modified from time to time, the “Pledge Agreement”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Pledge Agreement, as applicable.

C. The Grantors have entered into the Pledge Agreement in order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement. Section 6.13 of the Pledge Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Pledge Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 6.13 of the Pledge Agreement, the New Subsidiary by its signature below becomes a Grantor and Subsidiary Grantor under the Pledge Agreement with the same force and effect as if originally named therein as a Grantor and a Subsidiary Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Grantor and Subsidiary Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement) of the New Subsidiary. Each reference to a “Grantor” and a “Subsidiary Grantor” in the Pledge Agreement shall be deemed to include the New Subsidiary. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Pledge Agreement

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Each of the Borrower and the New Subsidiary hereby represents and warrants that (a) on Schedule I attached hereto is a true and correct schedule of the Pledged Equity of the New Subsidiary and (b) on Schedule II attached hereto is a true and correct schedule indicating the full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the New Subsidiary as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Pledge Agreement.

SECTION 9. The Borrower agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

Pledge Agreement

IN WITNESS WHEREOF, the Borrower, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

FIRST AMERICAN FINANCIAL CORPORATION

By:
Name:
Title:

NEW SUBSIDIARY

[NAME OF NEW SUBSIDIARY]

By
Name:
Title:

Legal Name:
Jurisdiction of Formation:

COLLATERAL AGENT

JPMORGAN CHASE BANK, N.A.,as Collateral Agent

By
Name:
Title:

Pledge Agreement

Schedule I

to Supplement No. [    ]

to Pledge Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Pledge Agreement

Schedule II

to Supplement No. [    ]

to Pledge Agreement

LIST OF FILING DETAILS, ETC.

FILING DETAILS
Name	Type of Organization	Jurisdiction of Organization	Organizational ID	Federal EIN	Mailing Address

Pledge Agreement

Exhibit B

to Pledge Agreement

[Form of Designation and Joinder Agreement]

DESIGNATION AND JOINDER AGREEMENT

DESIGNATION AND JOINDER AGREEMENT dated as of [            ] [    ], 201[    ] between FIRST AMERICAN FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), the Person or Persons listed on the signature page hereof under the caption “Other Secured Party” (the “Other Secured Party”) and JPMORGAN CHASE BANK, N.A., as Collateral Agent under the Pledge Agreement referred to below. Except as otherwise provided herein, terms defined in the Pledge Agreement (as defined below) are used herein as defined therein.

This Designation and Joinder Agreement (this “Agreement”) is being delivered pursuant to Section 6.14 of the Pledge Agreement dated as of April [    ], 2012 (as amended, restated, supplemented, replaced, waived or otherwise modified from time to time, the “Pledge Agreement”) among the Borrower, the other Grantors specified therein and the Collateral Agent.

By its signature below, the Borrower hereby:

(1) designates the following as “Secured Obligations” for purposes of the Pledge Agreement:

[Complete information required below if Indebtedness under Section 6.01(k) of the Credit Agreement to be designated as Secured Obligations:]

Description of Relevant Indenture or Agreement: [            ]

Principal Amount of Indebtedness: [            ]

Trustee: [            ]

Address for Notices for Trustee: [            ]

[Complete information required below if obligations in respect of a Swap Agreement to be designated as Secured Obligations:]

Description of Relevant Swap Agreement: [            ]

Notional Principal Amount of Indebtedness covered thereby (if applicable): [            ]

Swap Counterparty: [            ]

Address for Notices for Swap Counterparty: [            ]

(2) represents and warrants that (i) the incurrence of the Indebtedness and/or other obligations specified above and securing of the same with the Collateral will not result in a breach of any provision or covenant contained in the Credit Agreement and the other Loan Documents and (ii) no Default under the Credit Agreement shall have occurred and be continuing or would result therefrom.

By its signature below, the Other Secured Party [insert if applicable: (in its capacity as trustee under the indenture specified above on behalf of the holders of the relevant Senior Secured Notes issued thereunder)] hereby agrees to the terms of the Pledge Agreement and agrees to be bound by such terms applicable to it as if it were a signatory party thereto.

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation and Joinder Agreement to be duly executed and delivered as of the day and year first above written.

FIRST AMERICAN FINANCIAL CORPORATION

By:
Name:
Title:

OTHER SECURED PARTY

[NAME OF SECURED SENIOR NOTES TRUSTEE OR SECURED SWAP COUNTERPARTY, AS APPLICABLE]

By:
Name:
Title:

Accepted and acknowledged:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT C

[Form of Guarantee Joinder Agreement]

GUARANTEE JOINDER AGREEMENT

GUARANTEE JOINDER AGREEMENT (“this Agreement”) dated as of [            ], 201[    ] by [NAME OF ADDITIONAL GUARANTOR], a [            ] [corporation][limited liability company][partnership] (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, pursuant to the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”; and capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement), dated as of April 17, 2012, among First American Financial Corporation, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make extensions of credit to the Borrower on the terms and conditions set forth in the Credit Agreement; and

WHEREAS, the Borrower is required by Section 5.11 of the Credit Agreement to cause the Additional Guarantor to become a “Guarantor” under the Credit Agreement.

NOW, THEREFORE, for valuable consideration (receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Guarantor will be (a) deemed to be a party to the Credit Agreement and (b) a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.

3. Without limiting the generality of the foregoing terms of this Agreement, the Additional Guarantor hereby jointly and severally, together with the other Guarantors, guarantees to each Lender and the Administrative Agent the prompt payment of the Guaranteed Obligations (as defined in the Credit Agreement) in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of Article X of the Credit Agreement.

Guarantee Joinder Agreement

4. In addition, the Additional Guarantor hereby makes the representations and warranties set forth in Article III of the Credit Agreement with respect to itself and its Subsidiaries and with respect to this Agreement and the Loan Documents to which it is a party or is bound, as if each reference in such representations and warranties to the Loan Documents included reference to this Agreement and such Loan Documents.

5. The Additional Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 5.11 of the Credit Agreement to the Administrative Agent to the extent such opinion is required.

6. The address of the Additional Guarantor for purposes of all notices, other communications and service of process under the Loan Documents is the address set forth on the signature page hereto or such other address as the Additional Guarantor may from time to time notify the Administrative Agent in writing from time to time.

7. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Guarantee Joinder Agreement

IN WITNESS WHEREOF, the Additional Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By
Name:
Title:

U.S. Federal Tax Identification No.:
[ ]

Address for Notices:

[ ]

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Name:
Title:

Guarantee Joinder Agreement

FORM OF SECTION 2.14(e) CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of April 17, 2012, among First American Financial Corporation, the guarantors party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that it is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned shall promptly notify the Borrower and the Administrative Agent if any of the certifications made herein are no longer true and correct.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 201

Section 2.14(e) Certificate